Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 16, 2019

BY AND AMONG

PRAIRIE PRIVATE ACQUIROR LP,

PRAIRIE MERGER SUB LLC,

TALLGRASS ENERGY, LP,

AND

TALLGRASS ENERGY GP, LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2019 (this “Agreement”), is by and among Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), Prairie Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Buyer Sub” and, together with Buyer, the “Buyer Parties”), Tallgrass Energy, LP, a Delaware limited partnership (the “Partnership”), and Tallgrass Energy GP, LLC, a Delaware limited liability company (the “Partnership GP” and, together with the Partnership, the “Partnership Parties”). Each of Buyer, Buyer Sub, the Partnership and the Partnership GP are referred to herein as a “Party” and together as “Parties.” Certain capitalized terms used in this Agreement are defined in Article I.

WITNESSETH:

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Partnership GP (the “Board”) has, by unanimous vote, in good faith, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, which action constituted “Special Approval” as defined in the Partnership Agreement, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Shareholders at a meeting in accordance with the Partnership Agreement and (iv) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Shareholders;

WHEREAS, Prairie GP Acquiror LLC, a Delaware limited liability company (“GP Acquiror”), in its capacity as sole member of the Partnership GP, has irrevocably consented to and approved this Agreement, the execution, delivery and performance of this Agreement by the Partnership GP and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, BIP Holdings Manager L.L.C. (“Buyer GP”), in its capacity as the sole general partner of Buyer, and on behalf of Buyer, in its capacity as the sole member of Buyer Sub, has (i) determined that the Merger is in the best interests of each of Buyer and Buyer Sub, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Partnership has required, as a condition to its willingness to enter into this Agreement, that the Sponsors, simultaneously herewith, enter into the Support Agreement (the “Support Agreement”), pursuant to which, among other things, the Sponsors each agree, in their respective capacities as Shareholders, to vote in favor of this Agreement and the transactions contemplated hereby, including the Merger on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Buyer has delivered to the Partnership a duly executed guaranty (the “Limited Guaranty”) of the Guarantors, in favor of the Partnership, which, subject to the terms and conditions therein, guarantees the obligations of Buyer under Section 8.2.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

Defined Terms; Construction

Section 1.1    Definitions.

(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquiror Credit Agreement” means that certain Credit Agreement, dated as of March 11, 2019, among the Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as borrowers, the other borrowers from time to time party thereto, the guarantors from time to time party thereto, BIP Holdings Manager L.L.C., as parent pledgor, Credit Suisse AG, as administrative agent and as collateral agent and the other agents and lenders from time to time party thereto, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Acquisition Debt” means the aggregate amount of proceeds from indebtedness, if any, received by Buyer or any of its Affiliates in connection with the Merger.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership Entities shall be considered Affiliates of any of the Buyer Parties, and none of the Buyer Parties shall be considered Affiliates of any of the Partnership Entities.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” shall have the meaning specified in the definition of Alternative Debt Commitment Papers.

“Alternative Debt Commitment Papers” means that certain debt commitment letter, dated as of the date hereof, by and among Buyer, Credit Suisse Loan Funding LLC, Credit Suisse AG, Citigroup Global Markets Inc. and Jefferies Finance LLC (the “Alternative Debt Commitment Letter”) and the related fee letter (the “Alternative Fee Letter”) (provided that the Alternative Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms), pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the Alternative Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of the Merger Consideration.

“Alternative Fee Letter” shall have the meaning specified in the definition of Alternative Debt Commitment Papers.

“Applicable Anti-Corruption Laws” has the meaning set forth in Section 4.28.

“Board” has the meaning set forth in the Recitals.

“Board Recommendation” has the meaning set forth in Section 6.1(b).

“Book-Entry Shares” has the meaning set forth in Section 3.1(a).

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the cities of Kansas City, Missouri or New York, New York are authorized or required by applicable Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer GP” has the meaning set forth in the Recitals.

“Buyer Limited Partners” means, as of any relevant time of determination, each limited partner of Buyer.

“Buyer Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that would materially impair the ability of the Buyer Parties or their Affiliates to perform their respective obligations or to consummate the transactions under this Agreement or any other Transaction Document, including the Merger, or materially impede the Buyer Parties’ or any of their Affiliates’ consummation or performance of the transactions or obligations under this Agreement or any other Transaction Document, including the Merger.

“Buyer Non-Recourse Party” has the meaning set forth in Section 9.12(a).

“Buyer Parties” has the meaning set forth in the Preamble.

“Buyer Parties Disclosure Schedule” has the meaning set forth in Article V.

“Buyer Parties’ Knowledge” means, in the case of the Buyer Parties, the actual knowledge of the individuals listed in Section 1.1 of the Buyer Parties Disclosure Schedule.

“Buyer Sub” has the meaning set forth in the Preamble.

“Buyer Termination Fee” has the meaning set forth in Section 8.2(c).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificated Shares” has the meaning set forth in Section 3.1(a).

“Class A Share” has the meaning set forth in the Partnership Agreement.

“Class B Share” has the meaning set forth in the Partnership Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Failure Notice” has the meaning set forth in Section 8.1(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Papers and the Equity Commitment Letter.

“Compliant” means, with respect to the Financing Information, that (a) such Financing Information does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information, in the light of the circumstances in which it is used, not misleading, (b) such Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-3 that are applicable to such Financing Information (other than such provisions for which compliance is not customary in a Rule 144A offering of debt securities) and (c) the financial statements included in the Financing Information would not be required to be updated pursuant to the age of the financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act (and not be “stale”) as if such financial statements were included in a filing on such day.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Continuing Employees” means those individuals who are employees of a Partnership Entity immediately prior to the Closing Date, who do not have an employment agreement with a Partnership Entity immediately prior to the Closing Date and who remain employed by the Surviving Entity or any of its Affiliates immediately following the Closing.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable agreement, whether written or oral.

“Covered Person” has the meaning set forth in Section 6.7(a).

“Debt Commitment Letter” shall have the meaning specified in the definition of Debt Commitment Papers.

“Debt Commitment Papers” means that certain debt commitment letter, dated as of the date hereof, by and among Buyer, Credit Suisse Loan Funding LLC, Credit Suisse AG, Citigroup Global Markets Inc. and Jefferies Finance LLC (the “Debt Commitment Letter”) and the related fee letter (the “Fee Letter”) (provided that the Fee Letter has been redacted in a customary manner with respect to fee amounts and other customary economic terms), as may be amended, modified, supplemented or replaced (including by the Alternative Debt Commitment Letter and the Alternative Fee Letter or any Incremental Facility Amendment) in compliance with Section 6.4(c) and Section 6.4(d) and, pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of a portion of the Merger Consideration.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Papers, including the offering or private placement of senior unsecured notes or other debt securities contemplated by the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents, schedules and certificates contemplated by the Debt Financing, including: (a) all credit agreements, credit agreement amendments, loan documents, indentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Papers; (b) officer, secretary, solvency and perfection certificates, legal opinions, Organizational Documents, good standing certificates, lien searches, and resolutions contemplated by the Debt Commitment Papers or requested by the Buyer Parties or the Debt Financing Sources; and (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements and issuer acknowledgments) as are requested by Buyer Parties or their financing sources.

“Debt Financing Sources” means the entities that have committed to provide or arrange all or any part of the Debt Financing or alternative debt financings (including the financing contemplated under the Alternative Debt Commitment Letter, but other than the Equity Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, officers, directors, employees, agents and representatives involved in the Debt Financing (or such alternative debt financing, including the financing contemplated under the Alternative Debt Commitment Letter) and their respective successors and assigns, but excluding, for the avoidance of doubt, the Buyer Parties and their respective Affiliates.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedules” has the meaning set forth in Section 9.16.

“Distribution Account” has the meaning set forth in Section 6.17(b).

“Divestiture Action” has the meaning set forth in Section 6.3(b).

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” has the meaning set forth in Section 3.2(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Enagas” means Enagas Holding USA, S.L.U., a Spanish limited liability company.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all applicable federal, state and local Laws relating to the protection, preservation or restoration of the environment (including natural resources), occupational health or workplace safety, pipeline safety, or otherwise imposing Liability or standards of conduct concerning the generation, use, storage, management, treatment, transportation, disposal or arrangement for disposal of any Hazardous Material.

“Equity Commitment Letter” means that certain equity financing commitment letter, dated as of the date hereof, by and among the Buyer Parties and the Equity Investors, pursuant to which the Equity Investors have committed, subject only to the conditions set forth therein, to invest or cause to be invested in the equity capital of the Buyer Parties the amount set forth therein for the purposes of financing the transactions contemplated by this Agreement, including the payment of a portion of the Merger Consideration.

“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.

“Equity Investors” means each of Blackstone Infrastructure Prairie Partners L.P., a Delaware limited partnership, BIP Aggregator (USRPHC) L.P., a Delaware limited partnership, BIP Aggregator Q L.P., a Delaware limited partnership, Blackstone Infrastructure Partners – V L.P., a Delaware limited partnership, Jasmine Ventures Pte. Ltd., a Singapore private limited company, Enagas Holding USA, S.L.U., a Spanish company, Enagas U.S.A. LLC, a Delaware limited liability company, and L5 Investment Holdings LP, a Scottish limited partnership.

“Equity Participation Shares” means the phantom shares issued under Partnership Equity Plans that have not been vested and settled prior to the Effective Time.

“Equityholders Agreement” means that certain Equityholders Agreement, by and among Jasmine Ventures Pte. Ltd., BIP Aggregator Q L.P., Blackstone Infrastructure Partners – V L.P., Blackstone Infrastructure Associates L.P., Enagas Holding USA, S.L.U, Enagas U.S.A. LLC, BIP Holdings Manager L.L.C., BIP Prairie E L.P., BIP Prairie E Manager L.L.C., Prairie Non-ECI Aggregator LP, Prairie Non-ECI Acquiror Holdco LP, Prairie Non-ECI Acquiror LP, Prairie ECI Aggregator LP, Prairie ECI Acquiror Holdco LP, Prairie ECI Acquiror LP, Prairie VCOC Aggregator LP, Prairie VCOC Acquiror Holdco LP, Prairie VCOC Acquiror LP, Prairie Secondary Acquiror LP and Prairie GP Acquiror LLC, dated as of March 11, 2019.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“ERISA Affiliate” means, with respect to the Partnership Parties, any member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code with which a Partnership Party is, or at any relevant time was, treated as a single employer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 3.2(b).

“FERC” has the meaning set forth in Section 4.25.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Conditions” means, with respect to the Equity Financing, the conditions precedent set forth in the Equity Commitment Letter and, with respect to the Debt Financing, the conditions precedent set forth in Exhibit C of the Debt Commitment Letter.

“Financing Information” means (a) the unaudited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for each fiscal quarter beginning after the most recently completed fiscal year ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year) (it being understood that such financial statements specified in this clause (a) need not include footnotes and are subject to year-end audit adjustments), (b) the audited consolidated balance sheets and related consolidated statements of income, changes in equity and cash flows of TEP for the three most recently completed fiscal years ended at least 45 days prior to the Closing Date; provided that, with respect to clause (a) and (b) above, (x) any such financial statements, consolidating schedules or other information constituting part of the SEC Reports and/or the Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2016 filed by TEP, including any amendments thereto, shall be deemed to be delivered by virtue of such filings and (y) so long as TEP is a consolidated Subsidiary of the Partnership for financial reporting purposes, any such financial statements, consolidating schedules or other information shall be deemed delivered by virtue of the filing by the Partnership of Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, provided that such filings contain, or are accompanied by, consolidating information that explains in reasonable detail the differences between the information relating to the Partnership, on the one hand, and the information relating to TEP and its Subsidiaries on a standalone basis, on the other hand, (c) such information reasonably necessary for Buyer Parties to prepare pro forma financial statements as required pursuant to the Debt Commitment Letter and (d) (i) all other financial statements, business and other financial data of the Partnership Entities of the type and form that are customarily included in private placements memoranda or offering memoranda of non-convertible unsecured high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act (but excluding, in any event, information required by Section 3-09, Section 3-10, or Section 3-16 of Regulation S-X, information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions in “Rule 144A for life” placements) and (ii) all other data of the Partnership Entities that is necessary for the Financing Sources to receive customary (for high-yield unsecured debt securities issued in a private placement pursuant to Rule 144A) “comfort” letters (including customary “negative assurance” comfort) from the independent accountants of TEP (or its direct or indirect parent) in connection with the Debt Financing. Notwithstanding the foregoing, (w) if any Financing Information shall cease to be Compliant or otherwise cease to meet the definition of Financing Information, then the Financing Information shall not be deemed to have been delivered hereunder until such Financing Information is updated or supplemented in order to be Compliant or meet the definition of Financing Information, (x) if PricewaterhouseCoopers LLP or Deloitte & Touche LLP, as applicable, shall have withdrawn its audit opinion with respect to any of the financial statements included in the Financing Information, then the Financing Information shall not be deemed to have been delivered until a new unqualified audit opinion is delivered with respect to such financial statements by PricewaterhouseCoopers LLP or Deloitte & Touche LLP, as applicable, or another nationally recognized independent public accounting firm reasonably acceptable to the Buyer Parties and (y) if the Partnership issues a public statement indicating its intent to restate any historical financial statements of the Partnership or any of the other Partnership Entities or that any restatement is under consideration, then the Financing Information shall not be deemed to have been delivered hereunder until such restatement has been completed and delivered to the Buyer Parties (including with a new unqualified audit opinion with respect to any restated financial statements) or the Partnership has announced that it has concluded that no restatement shall be required in accordance with GAAP.

“Financing Sources” means, collectively, the sources of the Equity Financing, together with their respective Affiliates (other than GP Acquiror, the Partnership Entities and the Buyer Parties), officers, directors, employees, agents and representatives and their successors and assigns, and the Debt Financing Sources.

“GAAP” means generally accepted accounting principles in the United States.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, foreign or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, committee (including interagency committee), or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal.

“GP Acquiror” has the meaning set forth in the Recitals.

“Guarantors” means the parties named as “Guarantors” in the Limited Guaranty.

“Hazardous Material” shall mean (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, (c) any petroleum hydrocarbons, petroleum or petroleum product, petroleum substances, natural gas, crude oil, or any components, fractions or derivative thereof, (d) any polychlorinated biphenyl, and (e) any chemical, product, material, substance, waste or substance regulated under, or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,”

“restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance” or “toxic pollutant” pursuant to, any Environmental Law.

“Incremental Facility Amendment” means an amendment to, or amendment and restatement of, the Acquiror Credit Agreement pursuant to which the financial institutions party thereto have agreed, subject to the terms and conditions set forth therein, to provide the Debt Financing in an aggregate amount and on the terms and conditions set forth therein for the purposes of, among other things, financing the transactions contemplated thereby, including the payment of a portion of the Merger Consideration.

“Intellectual Property” means any and all proprietary and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“IRS” means the U.S. Internal Revenue Service.

“Jasmine Ventures” means Jasmine Ventures Pte. Ltd., a Singapore private limited company.

“Law” means any applicable domestic or foreign federal, state, local, municipal or other administrative order, constitution, law, Order, ordinance, rule, code, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Limited Guaranty” has the meaning set forth in the Recitals.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Limited Partner Interest” has the meaning set forth in the Partnership Agreement.

“Loss” means as to any specified Person, any losses, costs, damages, claims, obligations, deficiencies, demands, judgments, assessments, awards, Taxes, amounts paid in settlement, interests, expenses (including litigation costs, costs of investigation and defense and reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives), fines of, penalties on, or liabilities of any other nature of that Person.

“Management Class B Shares” means each Class B Share held by the Management Limited Partners.

“Management Limited Partners” means each holder of Class B Shares other than the Sponsors as of immediately prior to the Effective Time.

“Marketing Material” means bank books, bank information memoranda, offering memoranda, road show presentations, prospectuses and other information packages and marketing materials (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), in each case, prepared in connection with the Debt Financing and reasonably requested by Buyer Parties or the Financing Sources that is customarily delivered in connection with debt financings of the type being arranged.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout and at the end of which (a) the Buyer Parties have been delivered the Financing Information by the Partnership Entities and (b) all conditions set forth in Section 7.1 and Section 7.2 have been (and remain) satisfied, other than those conditions that by their nature can only be satisfied at Closing, and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied assuming the Closing were scheduled at any time during such period; provided, that such 20 consecutive Business Day period shall not commence prior to January 6, 2020.

“Material Contract” means each Contract filed or required to be filed as an exhibit to any SEC Report to which any of the Partnership Entities is a party.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“NYSE” means the New York Stock Exchange.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, demand, request, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Adverse Recommendation Change” has the meaning set forth in Section 6.1(d).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2018, as amended, modified or supplemented from time to time.

“Partnership Benefit Plan” has the meaning set forth in Section 4.14(c).

“Partnership Disclosure Schedule” has the meaning set forth in Article IV.

“Partnership Entities” means the Partnership Parties, TE and their respective Subsidiaries.

“Partnership Equity Plans” means, collectively, the Partnership GP LTIP and the Partnership LTIP.

“Partnership Fairness Opinion” has the meaning set forth in Section 4.6.

“Partnership Financial Advisor” has the meaning set forth in Section 4.6.

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Partnership GP, dated as of March 11, 2019, as amended, modified or supplemented from time to time.

“Partnership GP LTIP” means the Tallgrass Energy GP, LLC Long-Term Incentive Plan, effective August 2, 2018, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

“Partnership Indemnified Parties” has the meaning set forth in Section 6.4(e).

“Partnership LTIP” means the Tallgrass MLP GP, LLC Long-Term Incentive Plan, effective August 2, 2018, as amended from time to time and including any successor or replacement plan or plans, and any and all award agreements granted thereunder.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that is materially adverse to, or has had a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole; provided, however, that none of the following events, changes, facts, developments, circumstances, conditions or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign or international economic conditions; (b) changes affecting generally the industries or markets in which such Person operates (including changes in commodity prices or interest rates); (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, weather conditions or other force majeure events or acts of God, including any material worsening of any of the foregoing conditions threatened or existing as of the date of this Agreement; (d) the announcement (in accordance with the terms of this Agreement) or performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including any disruption of customer or supplier relationships, loss of any employees or independent contractors of any Partnership Entity or actions taken by or not taken specifically consented to by GP Acquiror or Buyer (including any waiver by the Buyer Parties of any conditions precedent set forth in Section 7.1 or Section 7.2); provided that the exception set forth in this clause (d) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.4, or any condition insofar as it relates to any such representation or warranty; (e) any changes in the applicable Laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; (f) any failure of any Partnership Entity to meet any internal or published projections, estimates or expectations of such Partnership Entity’s revenue, earnings or other financial performance or results of operations for any period, or any failure by any Partnership Entity to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance of results of operations (it being understood, in each case, that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account) and (g) any changes in (i) the market price or trading volume of the equity securities of any Partnership Entity (and the associated costs of capital) or (ii) the credit rating of any Partnership Entity or the indebtedness of any Partnership Entity (it being understood, in each case of ((i)) and ((ii)), that the facts or occurrences giving rise or contributing to such change that are not otherwise excluded from the definition of a Partnership Material Adverse Effect may be taken into account); except, in the case of clauses (a) through (c) and (e), to the extent disproportionately affecting the Partnership Entities as compared with other Persons operating in the same industry in the United States and then only such disproportionate impact shall be considered.

“Partnership Non-Recourse Party” has the meaning set forth in Section 9.12(b).

“Partnership Notice Period” has the meaning set forth in Section 6.1(e)(i).

“Partnership Parties” has the meaning set forth in the Preamble.

“Partnership Parties’ Knowledge” means, in the case of the Partnership Entities, the actual knowledge of the individuals listed in Section 1.1 of the Partnership Disclosure Schedule.

“Partnership Proxy Statement” means the proxy statement to be filed by the Partnership in connection with the Merger.

“Partnership Shareholder Approval” has the meaning set forth in Section 7.1(a).

“Partnership Shareholder Meeting” has the meaning set forth in Section 6.1(b).

“Partnership Termination Fee” has the meaning set forth in Section 8.2(b).

“Partnership Unaffiliated Shareholders” means holders of Class A Shares other than the Partnership GP and its Affiliates, including, for purposes of this definition, the Buyer Parties, the Sponsors and their Affiliates.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permits” has the meaning set forth in Section 4.12(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances or purchase money security interests, in each case, arising in the ordinary course of business which are not yet delinquent or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; (f) with respect to any item of real property, title exceptions, defects in title, Encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters of record, or that would be shown by an accurate survey, which do not, in any such case, materially impair the value or materially and adversely affect the continued ownership, use or operation of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries, but excluding, in any case, any monetary lien; (g) with respect to the Partnership Entities, Encumbrances disclosed in any SEC Report or otherwise securing liabilities reflected therein; (h) with respect to any equity interests or other securities, Encumbrances imposed by any applicable securities Laws or contained in the Organizational Documents of such applicable entity; (i) Encumbrances imposed by the terms and conditions of any Permit held by such Person; (j) Encumbrances created by this Agreement or any other Transaction Document, or otherwise created in favor of the Buyer Parties, including due examination or inspection of the Buyer Parties; and (k) Encumbrances related to such Person and disclosed in Section 1.2 of the Partnership Disclosure Schedule.

“Person” means an individual, a corporation, a limited liability company, a partnership (general or limited), an association, a trust, a joint venture, a cooperative, an unincorporated organization, a foreign business organization, a foreign trust or any other entity, including a Governmental Authority.

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Prohibited Conditions” has the meaning set forth in Section 6.4(c).

“Related Party” shall mean the Parties and each of their respective Affiliates and their and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling Persons, agents and Representatives.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.

“Required Amount” has the meaning set forth in Section 5.13.

“Required Approval” means with respect to each filing required or requested, formally or informally, by any U.S. federal Governmental Authority in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby pursuant to applicable Law, (a) the making of any such filing, (b) the expiration or termination of any applicable waiting period or (c) any clearance or approval by such Governmental Authority with respect thereto, in each case, as applicable.

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character, including the Equity Participation Shares, obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership interest or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Rockies Express” means Rockies Express Pipeline, LLC, a Delaware limited liability company.

“Rockies Express Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2015, by and among Rockies Express Pipeline, LLC, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time.

“Rockies Express Senior Notes” means, collectively, (a) the 5.625% senior notes of Rockies Express due April 15, 2020, (b) the 7.50% senior notes of Rockies Express due July 15, 2038, (c) the 6.875% senior notes of Rockies Express due April 15, 2040 and (d) the 4.95% senior notes of Rockies Express notes due 2029.

“Schedule 13E-3” means the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the Partnership Shareholder Approval and the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed or actually filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act, since January 1, 2018.

“Secondary Acquirors” means Prairie Secondary Acquiror LP, a Delaware limited partnership, and Prairie Secondary Acquiror E LP, a Delaware limited partnership.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Share” has the meaning set forth in the Partnership Agreement.

“Shareholders” has the meaning set forth in the Partnership Agreement.

“Significant Shareholder” means any Shareholder having beneficial ownership of 5% or more of all of the issued and outstanding Class A Shares or any Shareholder that has notified the Partnership in writing that such Shareholder beneficially owns 2% or more of all of the issued and outstanding Class A Shares.

“Special Approval” has the meaning set forth in the Recitals.

“Sponsor Purchase Agreement” means that certain Purchase Agreement, dated as of January 30, 2019, by and among the sellers named therein, as sellers, Prairie GP Acquiror LLC, Prairie ECI Acquiror LP, Prairie VCOC Acquiror LP and Prairie Non-ECI Acquiror LP, as acquirors, and David G. Dehaemers, Jr., John T. Raymond and Frank J. Loverro, as seller representatives.

“Sponsor Shares” means each Class A Share and Class B Share that is, as of immediately prior to the Effective Time, held by the Sponsors or their respective permitted transferees under the Equityholders Agreement.

“Sponsors” means, collectively, Prairie Non-ECI Acquiror LP, a Delaware limited partnership, Prairie ECI Acquiror LP, a Delaware limited partnership, Prairie VCOC Acquiror LP, a Delaware limited partnership, and the Secondary Acquirors.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a limited partnership, a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association or other business entity (other than a corporation or limited partnership), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or, in the case of a limited liability company, a managing member interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses; provided, however, that, prior to the Closing, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership, the Partnership GP, TE and their respective Subsidiaries shall not be considered Subsidiaries of GP Acquiror.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law and any similar provision incorporated into an Organizational Document.

“Tax” means all taxes, charges, fees, levies or other assessments imposed, in each case, by a Governmental Authority, including all net income, gross income, gross receipts, sales, customs, duties, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, and all interest, penalties and additions thereto.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“TE” means Tallgrass Equity, LLC, a Delaware limited liability company and controlled Subsidiary of the Partnership.

“TE Investments” has the meaning set forth in Section 4.3(c).

“TE LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of TE, dated as of May 12, 2015, as amended by Amendment No. 1 to the Second Amended and Restated Limited Liability Company Agreement of TE, dated as of July 1, 2018, and as may be further amended, modified or supplemented from time to time.

“TE Units” means units representing limited liability company interests of TE.

“TEP” has the meaning set forth in Section 4.3(c).

“TEP Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of June 2, 2017, by and among TEP, as borrower, Wells Fargo, National Association, as administrative agent, and each lender party thereto from time to time, as amended from time to time, including pursuant to that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of July 26, 2018.

“TEP GP” has the meaning set forth in Section 4.3(c).

“TEP Interim Distributions” has the meaning set forth in Section 6.17(b).

“TEP Notes” means, collectively, (a) the 4.75% senior unsecured notes of TEP due October 1, 2023, (b) the 5.50% senior unsecured notes of TEP due September 15, 2024 and (c) the 5.50% senior unsecured notes of TEP due January 15, 2028.

“TEP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of TEP, dated as of July 26, 2018, as amended, modified or supplemented from time to time.

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and other non-public information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means this Agreement, the Support Agreement, the Limited Guaranty, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Merger (but excluding any documents executed in connection with a Debt Financing or other debt financing).

“USS” means L5 Investment Holdings LP, a Scottish limited partnership.

Section 1.2    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)    a defined term has its defined meaning throughout this Agreement and each schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)    the phrase “made available,” when used herein, means that the information or materials referred to have been physically or electronically delivered, directly or indirectly, to the applicable Party or its Representatives (including information or materials that have been posted to an on-line “virtual data room” established by or on behalf of one of the Parties or their respective Affiliates, and information and materials that have been publicly made available through filings with the SEC since January 1, 2018), in each case, (i) with respect to any information or materials that have been publicly made available through filings with the SEC, prior to the execution of this Agreement and (ii) with respect to any other information or materials, on or before 7:00 a.m. Eastern Time on December 16, 2019;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement and the other Transaction Documents have been jointly prepared by the Parties, and neither this Agreement nor the other Transaction Documents shall be construed against any Person as the principal draftsperson thereof, and no consideration may be given to any fact or presumption that any applicable Party had a greater or lesser hand in drafting this Agreement or the other Transaction Documents;

(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)    any references herein to a particular Section, Article or Schedule means a Section or Article of, or a Schedule to, this Agreement unless otherwise expressly stated herein;

(l)    the Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(m)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(n)    all references to days shall mean calendar days unless otherwise provided;

(o)    all references to time shall mean Houston, Texas time;

(p)    references to any Person shall include such Person’s successors and permitted assigns; and

(q)    all references to any Law or Contract shall mean such Law or Contract, including any amendments thereto, as in effect on the date of this Agreement, provided that all references to any Law or Contract not contained in Article IV or Article V shall also include any amendments to any such Law after the date hereof and any amendments to any such Contract that are permitted or otherwise contemplated by the terms of this Agreement.

ARTICLE II

The Merger

Section 2.1    The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA, at the Effective Time, Buyer shall merge with and into the Partnership (the “Merger”), the separate existence of Buyer will cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2    Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 9:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Buyer shall agree; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the second Business Day following the final day of the Marketing Period (provided that the Buyer Parties may elect to terminate the Marketing Period early on no less than two Business Days’ notice to the Partnership). The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Partnership and Buyer will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement and the DRULPA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Buyer in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises and all and every other interest of the Partnership shall continue in the Partnership as the Surviving Entity, all the property, rights, privileges, powers and franchises and all and every other interest of Buyer shall vest in the Partnership as the Surviving Entity, all claims, obligations, debts, liabilities and duties of the Partnership shall continue in the Partnership as the Surviving Entity and all claims, obligations, debts, liabilities and duties of Buyer shall become the claims, obligations, debts, liabilities and duties of the Partnership as the Surviving Entity.

Section 2.5    Organizational Documents of the Surviving Entity. At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Law and (b) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

Section 2.6    Admission as Partner. At the Effective Time, by virtue of the Merger, notwithstanding anything to the contrary in the Partnership Agreement, (a) each Buyer Limited Partner as of immediately prior to the Effective Time is hereby admitted as a Limited Partner of the Partnership and shall be registered as such on the books and records of the Partnership, (b) the Buyer Limited Partners as of immediately prior to the Effective Time, the Sponsors and their respective Affiliates and the Management Limited Partners will directly or indirectly hold all Limited Partner Interests in the Partnership, (c) the Partnership GP shall continue as the sole general partner of the Partnership holding a non-economic general partner interest in the Partnership and (d) the Partnership shall continue without dissolution.

ARTICLE III

Merger Consideration; Payment Procedures

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the Partnership Parties or any holder of equity or voting securities of the Buyer Parties or Partnership Parties:

(a)    Conversion of Class A Shares (other than Sponsor Shares). Subject to Section 3.1(e) and Section 3.4, each Class A Share (other than Sponsor Shares) issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive $22.45 per Class A Share in cash without any interest thereon (the “Merger Consideration”). As of the Effective Time, all Class A Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist. As of the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented any such Class A Shares (“Certificated Shares”) or non-certificated Class A Shares represented in book-entry form (other than Sponsor Shares) immediately prior to the Effective Time (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificated Share or Book-Entry Share in accordance with Section 3.2(c) without interest.

(b)    Sponsor Shares, Management Class B Shares, TE Units and General Partner Interest Unaffected. Subject to Section 3.1(d), each Sponsor Share, Management Class B Share and TE Unit issued and outstanding as of immediately prior to the Effective Time and the General Partner Interest will be unaffected by the Merger and shall be unchanged and remain outstanding, and no consideration shall be delivered in respect thereof.

(c)    Equity of Buyer. The limited partnership interests in Buyer issued and outstanding immediately prior to the Effective Time shall be converted automatically into a number of Class A Shares equal to (x) the number of Class A Shares cancelled pursuant to Section 3.1(a), minus (y) the number of Class A Shares that together have an aggregate value equal to the Acquisition Debt (if any), as calculated by Buyer in good faith. At the Effective Time, Buyer GP’s general partner interest in Buyer shall automatically be cancelled and cease to exist. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all Shareholders of the Partnership immediately prior to the Effective Time (other than the Buyer Limited Partners immediately prior to the Effective Time, the Sponsors and their respective Affiliates and the Management Limited Partners) cease to be Shareholders of the Partnership pursuant to this Agreement and that the Buyer Limited Partners immediately prior to the Effective Time, the Sponsors and their respective Affiliates and the Management Limited Partners are the only Limited Partners of the Partnership that will hold all of the Class A Shares and Class B Shares of the Surviving Entity.

(d)    Equity of TE. The Partnership hereby agrees to transfer, assign, convey and deliver to Buyer Sub, and Buyer Sub hereby agrees to acquire from the Partnership, the TE Units held by the Partnership immediately prior to the Effective Time unless notified in writing by Buyer prior to the Effective Time that such transfer should not be completed. At the Effective Time, and assuming the transfer contemplated by the immediately preceding sentence occurs, the books and records of TE shall be revised to reflect that the Partnership ceases to be a member of TE pursuant to this Agreement and that Buyer Sub is admitted as a member of TE and holds all of the TE Units held by the Partnership immediately prior to the Effective Time.

(e)    Distributions. To the extent applicable, Shareholders immediately prior to the Effective Time shall have continued rights to receive any distribution, without interest, with respect to the Shares held by them immediately prior to the Effective Time with a record date occurring prior to the Effective Time that has been declared by the Partnership GP prior to the Effective Time or made by the Partnership with respect to such Shares in accordance with the terms of this Agreement and that remain unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration and shall be paid on the payment date set therefor to such Shareholders or former Shareholders, as applicable. To the extent applicable, Shareholders prior to the Effective Time shall have no rights to any distribution with respect to such Shares with a record date occurring on or after the Effective Time that may have been declared by the Partnership GP or made by the Partnership with respect to such Shares prior to the Effective Time and that remains unpaid as of the Effective Time.

Section 3.2    Surrender of Class A Shares.

(a)    Paying Agent. Prior to the Closing Date, Buyer shall appoint a paying agent reasonably acceptable to the Partnership (the “Paying Agent”) for the purpose of exchanging Certificated Shares or Book-Entry Shares for the Merger Consideration. As promptly as practicable after the Effective Time, the Surviving Entity or its designee will send, or will cause the Paying Agent to send, to each holder of record of Class A Shares other than The Depository Trust Company (“DTC”) as of the Effective Time whose Class A Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that, with respect to Certificated Shares, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Share or affidavits of loss in lieu thereof pursuant to Section 3.2(g) to the Paying Agent) in such customary forms as the Partnership and Buyer or its designee may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificated Shares (or effective affidavits of loss in lieu thereof pursuant to Section 3.2(g)) and Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration.

(b)    Deposit. On or prior to the Closing Date, Buyer shall deposit, or cause Buyer Sub or another designee to deposit, with the Paying Agent, in trust for the benefit of the holders of Class A Shares as of the Effective Time whose Class A Shares are converting into the right to receive the Merger Consideration at the Effective Time, an amount of cash in U.S. dollars equal to the amount of the aggregate Merger Consideration payable pursuant to Section 3.1(a) and upon the due surrender of the Certificated Shares (or affidavits of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Shares) or Book-Entry Shares pursuant to the provisions of this Article III. All such cash deposited with the Paying Agent shall be referred to in this Agreement as the “Exchange Fund.” The Paying Agent shall, pursuant to irrevocable instructions delivered by Buyer or its designee at or prior to the Effective Time, deliver the Merger Consideration contemplated to be paid pursuant to this Article III out of the Exchange Fund. Subject to Sections 3.2(h) and 3.2(i), the Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration.

(c)    Exchange. Each former holder of Class A Shares, other than DTC, that have been converted into the right to receive the Merger Consideration, upon delivery to the Paying Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and surrender of Certificated Shares (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Shares) or Book-Entry Shares and such other documents as may reasonably be required by the Paying Agent (including with respect to Book-Entry Shares), will be entitled to receive in exchange therefor a check in an amount equal to the aggregate amount of cash that such former holder has a right to receive pursuant to Section 3.1(a). DTC, upon surrender of its Book-Entry Shares to the Paying Agent in accordance with the customary surrender procedures of DTC and the Paying Agent, will be entitled to receive in exchange for each surrendered Book-Entry Share a cash amount equal to the Merger Consideration. The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Paying Agent of the Certificated Shares (or affidavit of loss in lieu thereof pursuant to Section 3.2(g) with respect to Certificated Shares) or any applicable documentation with respect to the surrender of Book-Entry Shares, and letter of transmittal in accordance with the foregoing, provided that (i) no Person beneficially owning Class A Shares through DTC will be required to deliver a letter of transmittal to receive the Merger Consideration that such holder is entitled to receive through DTC and (ii) any such Person will receive its Merger Consideration in accordance with the customary payment procedures of DTC and its participants following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificated Share and Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)    Other Payees. If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Share or Book-Entry Share is registered (other than DTC), it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificated Share or Book-Entry Share or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Class A Shares converted into the right to receive the Merger Consideration. From and after the Effective Time, the former holders of Certificated Shares or Book-Entry Shares representing Class A Shares converted into the right to receive the Merger Consideration and that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Class A Shares, except as otherwise provided in this Agreement or by applicable Law, and the Merger Consideration paid upon such conversion shall be deemed to have been paid in full satisfaction of all rights pertaining to such Class A Share. If, after the Effective Time, Certificated Shares or Book-Entry Shares are presented to the Paying Agent or the Surviving Entity, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Class A Shares converted into the right to receive the Merger Consideration 12 months after the Effective Time shall be returned to the Surviving Entity or its designee, upon demand, and any such holder who has not exchanged his, her or its Class A Shares for the Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Buyer Sub or the Surviving Entity for delivery of the Merger Consideration. Notwithstanding the foregoing, no Party shall be liable to any holder of Class A Shares for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property escheat or similar Laws. Any Merger Consideration remaining unclaimed by holders of Class A Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Buyer Sub, free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Lost, Stolen or Destroyed Certificated Shares. If any Certificated Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificated Share to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificated Share, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificated Share the Merger Consideration to be paid in respect of the Class A Shares represented by such Certificated Share as contemplated by this Article III.

(h)    Withholding Taxes. Each of Buyer Parties and the Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or foreign Tax Law. To the extent amounts are so withheld and timely paid over to the appropriate Tax Authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

(i)    Investment of the Exchange Fund. The Surviving Entity may cause the Paying Agent to invest any cash included in the Exchange Fund solely in cash or cash equivalent investments, as directed by the Surviving Entity, on a daily basis, in the Surviving Entity’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Partnership Unaffiliated Shareholders pursuant to this Article III. Any interest and other income resulting from such investments shall be paid promptly to the Surviving Entity or its designee.

Section 3.3    Treatment of Equity Participation Shares.

(a)    As promptly as practicable following the date of this Agreement, and in any event prior to the Effective Time, the Board (or, if appropriate, any committee of the Board administering Partnership Equity Plans) will adopt resolutions, and the Partnership will take or cause to be taken all other actions as may be necessary or required in accordance with applicable Law and Partnership Equity Plans (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.3.

(b)    Immediately prior to the Effective Time, except to the extent otherwise expressly set forth in an award of Equity Participation Shares granted after the date hereof, each award of Equity Participation Shares then outstanding shall continue to remain outstanding, subject to the terms and conditions (including with respect to vesting and forfeiture) applicable to such award immediately prior to the Effective Time; provided, however, that any performance-based vesting conditions shall be waived as of the Effective Time. Notwithstanding anything in the Partnership Equity Plans or the applicable award agreement, except to the extent otherwise expressly set forth in an award of Equity Participation Shares granted after the date hereof, each award of Equity Participation Shares will be settled at the time provided in the applicable award agreement in an amount of cash equal to the product of (i) the number of Equity Participation Shares subject to the portion of the award settled at such time and (ii) the Fair Market Value (as defined in the applicable Partnership Equity Plan) of a Class A Share on the date of settlement.

(c)    All cash amounts payable to the holders of Equity Participation Shares shall be subject to all Tax and other withholding amounts that are required to be withheld under applicable Law and shall be paid through the regular payroll or other applicable pay processes of the Partnership.

Section 3.4    Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Class A Shares shall have been changed into a different number of Shares or a different class or series by reason of the occurrence or record date of any Share dividend, subdivision, reclassification, recapitalization, split, split-up, Share distribution, combination, exchange of Shares or similar transaction, the Merger Consideration and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such Share dividend, subdivision, reclassification, recapitalization, split, split-up, Share distribution, combination, exchange of Shares or similar transaction and to provide the holders of Class A Shares the same economic effect as contemplated hereby prior to such event.

Section 3.5    No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

Representations and Warranties of the Partnership Parties

Except (x) as disclosed in any SEC Report filed with the SEC prior to the date hereof (other than any disclosures contained therein under the headings “Risk Factors” or “Cautionary Statement Regarding Forward-Looking Statements” (other than any factual information contained therein) or any general statements regarding risks and uncertainties that are similarly cautionary, predictive or forward-looking in nature), (y) as set forth on the corresponding section or subsection of the disclosure letter delivered by the Partnership Parties to the Buyer Parties (the “Partnership Disclosure Schedule”) in connection with this Agreement, or (z) as provided by or resulting from the Debt Commitment Papers, or any other agreement executed in connection with the Debt Financing, or the transactions contemplated thereby, or any agreement solely between one or more of the Buyer Parties or their respective Affiliates, including GP Acquiror and the Sponsors, and any other Person or Persons other than a Partnership Entity, with respect to which, in the case of the matters referred to in this clause (z) and for the avoidance of doubt, the Partnership Parties make no representation or warranty, the Partnership Parties represent and warrant, jointly and severally, to the Buyer Parties as follows (provided that for purposes of this Article IV, the term “Transaction Documents” shall not include the Limited Guaranty or the Support Agreement):

Section 4.1    Organization.

(a)    Each of the Partnership Entities (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, except in the case of this clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The Partnership Parties have made available to Buyer or its Affiliates true and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date of this Agreement.

Section 4.2    Validity of Agreement; Authorization.

(a)    Each of the Partnership Parties has all necessary partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining Partnership Shareholder Approval in the case of the Partnership. The execution, delivery and performance by each of the Partnership Parties of this Agreement and the other Transaction Documents to which such Partnership Party is or will be a party, and the consummation by the Partnership Parties and the other Partnership Entities of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Conflicts Committee and the sole member of the Partnership GP and, except for obtaining Partnership Shareholder Approval, no other entity action on the part of any of the Partnership Entities is necessary to authorize the execution, delivery and performance by the Partnership Parties of this Agreement, the other Transaction Documents to which the Partnership Parties are or will be party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which the Partnership Parties are party have been duly executed and delivered by the Partnership Parties (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by the Partnership Parties at the Closing) and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitute or will constitute a legal, valid and binding obligation of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, except insofar as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights, or by general principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity (collectively, “Enforceability Exceptions”).

(b)    The Conflicts Committee, at a meeting duly called and held on December 16, 2019, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Partnership, including the Partnership Unaffiliated Shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on behalf of itself and the Board, (iii) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Shareholders at a meeting in accordance with the Partnership Agreement and (iv) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Shareholders. Such action by the Conflicts Committee described in clause (ii) above constituted Special Approval of this Agreement and the transactions contemplated hereby, including the Merger, under the Partnership Agreement.

Section 4.3    Capitalization; Subsidiaries.

(a)    As of close of business on December 13, 2019, there are outstanding (i) 179,197,416 Class A Shares (excluding equity participation shares granted and outstanding as of such date under the Partnership LTIP and the Partnership GP LTIP), (ii) 102,136,875 Class B Shares, (iii) the General Partner Interest, (iv) 3,204,550 equity participation shares granted under the Partnership LTIP, and (v) 0 equity participation shares granted under the Partnership GP LTIP. As of close of business on December 13, 2019, there are (A) 13,283,985 Class A Shares remaining available with respect to which additional awards may be granted under the Partnership LTIP and (B) 3,025,191 Class A Shares remaining available with respect to which additional awards may be granted under the Partnership GP LTIP. As of the date hereof, the Partnership is the sole managing member of TE and owns 179,197,416 TE Units. As of close of business on December 13, 2019, there are 281,334,291 TE Units outstanding. Except as described in this Section 4.3(a), there are no voting securities or other outstanding equity interests (or interests convertible into equity interests) in the Partnership or TE. All of the outstanding equity interests of the Partnership and TE have been, or upon issuance will be, duly authorized and validly issued and are or upon issuance will be fully paid (to the extent required under the Partnership Agreement or the TE LLC Agreement, as applicable) and non-assessable except to the extent specified in the DLLCA or DRULPA, as applicable, or in the Partnership Agreement or the TE LLC Agreement, as applicable, and are not subject to any Encumbrances, other than (x) restrictions on transfer arising under applicable securities Law, the DLLCA or DRULPA, as applicable, (y) in the applicable terms of this Agreement, the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement, the indentures governing the Rockies Express Senior Notes and the Partnership Agreement or the TE LLC Agreement, as applicable, and (z) Encumbrances that any holder of such equity interests may have imposed on any such equity interests of which it is record or beneficial owner.

(b)    The Partnership GP is the record and beneficial owner of the General Partner Interest, which constitutes 100% of the outstanding general partner interests in the Partnership, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of this Agreement and the Organizational Documents of the Partnership. The Partnership GP is not a party to any agreements, arrangements or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the General Partner Interest by sale, lease, license or otherwise. The Partnership GP has all necessary limited liability company power and authority to act as general partner of the Partnership.

(c)    TE owns (i) a 99.9% limited partner interest in Tallgrass Energy Partners, LP (“TEP”) and (ii) all of the outstanding membership interests in Tallgrass Equity Investments, LLC (“TE Investments”), Tallgrass MLP GP, LLC (“TEP GP”) and Tallgrass Management, LLC. TE Investments owns a 0.1% limited partner interest in TEP. TEP GP owns 100% of the outstanding general partner interests in TEP. TEP GP has all necessary limited liability company power and authority to act as general partner of TEP.

(d)    Except (x) as described in the Organizational Documents of the Partnership Entities, (y) to the extent relating to equity interests of the Partnership Entities owned beneficially or of record by the Buyer Parties or their respective Affiliates, including GP Acquiror and the Sponsors, as a result of the actions of such Person (with respect to which, in the case of the matters referred to in this clause (y) and for the avoidance of doubt, the Partnership Parties make no representation or warranty) and (z) for the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A Shares or other equity awards in accordance with the terms of any existing equity-based bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any employee’s termination of service), with respect to the Partnership Entities pursuant to the Partnership LTIP or the Partnership GP LTIP or entered into in accordance with Section 6.2 after the date of this Agreement, there are no (i) outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of such Partnership Entities to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of such Partnership Entities; (ii) outstanding securities or obligations of any kind of any of such Partnership Entities which are convertible into or exercisable or exchangeable for any equity interest in any of such Partnership Entities or any other Person, and none of such Partnership Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) outstanding equity appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of such Partnership Entities; (iv) outstanding bonds, debentures or other evidence of indebtedness or obligations of any of such Partnership Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests of such Partnership Entity; and (v) shareholder or unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other similar arrangements or commitments to which any of such Partnership Entity is a party (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of Class A Shares may have imposed on any Class A Shares).

(e)    Section 4.3(e) of the Partnership Disclosure Schedule sets forth each Subsidiary of the Partnership as of the date hereof. As of the date hereof, the Partnership does not, directly or indirectly, own any equity securities in any Person that is not a Subsidiary of the Partnership.

(f)    Except as set forth on Section 4.3(f) of the Partnership Disclosure Schedule, no Person other than the Partnership or its Subsidiaries owns any interests in any Subsidiary of the Partnership as of the date hereof.

(g)    All of the outstanding equity interests in the Partnership Entities held, directly or indirectly, by the Partnership (i) have been duly authorized and validly issued and are fully paid (in the case of an interest in a corporation, limited partnership or limited liability company, to the extent required under the Organizational Documents of such Person) and non-assessable except to the extent specified in the DGCL, DLLCA or the DRULPA, as applicable (or any other applicable Law with respect to any other applicable jurisdiction of formation of any Partnership Entity), or in the Organizational Documents of such applicable Partnership Entity and (ii) are owned, directly or indirectly, by the Partnership, free and clear of all Encumbrances other than (x) restrictions on transfer arising under applicable securities Laws, the DGCL, the DLLCA and the DRULPA, and (y) the applicable terms and conditions of this Agreement, the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement, the indentures governing the Rockies Express Senior Notes and the Organizational Documents of such Partnership Entity.

Section 4.4    No Conflicts; Consents.

(a)    The execution, delivery and performance by the Partnership Parties of this Agreement and the other Transaction Documents to which any Partnership Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the Organizational Documents of any of the Partnership Entities; (ii) violate any applicable Law binding on any of the Partnership Entities; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice or the passage of time or both) under, or require any consent under any of the terms, conditions or provisions of any Material Contract to which a Partnership Entity is a party or by which any Partnership Entity is bound or to which any Partnership Entity’s properties or assets are subject; or (iv) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance or Encumbrances arising under or in connection with the TEP Credit Agreement, the indentures governing the TEP Notes or the Rockies Express Credit Agreement) upon any of the properties or assets of any of the Partnership Entities; except, in the case of clauses (ii), (iii), and (iv) for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Except (i) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, or (ii) (a) (x) the filing with the SEC of such registrations, reports or other actions under the Exchange Act and Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby and (y) any filing in respect of the Merger applicable under state “blue sky” or similar securities Laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (c) such filings as may be required under the rules and regulations of the NYSE for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, and (d) any consent, approval, waiver, authorization, declaration, filing, registration or qualification as have been waived, made or obtained or with respect to which the time for asserting such right has expired, neither the execution and delivery by the Partnership Parties of this Agreement or any other Transaction Document nor either Partnership Party’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority by any Partnership Party.

Section 4.5    Financial Statements; SEC Reports. Since January 1, 2018, the Partnership and TEP, as applicable, have each timely filed all SEC Reports. All such SEC Reports, at the time filed with the SEC or, if amended, as of the date of the last such amendment (in the case of documents filed pursuant to the Exchange Act), or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, as in effect on the date so filed. No SEC Report at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All financial statements (including any related notes thereto) contained or incorporated by reference in such SEC Reports complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Partnership or TEP (as applicable) and their consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Partnership or TEP (as applicable) and their consolidated Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material). As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.6    Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the “Partnership Financial Advisor”), dated as of December 16, 2019, to the effect that, as of such date, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Merger Consideration described in Section 3.1(a) to be received by Partnership Unaffiliated Shareholders pursuant to this Agreement is fair, from a financial point of view, to Partnership Unaffiliated Shareholders (such opinion, the “Partnership Fairness Opinion”).

Section 4.7    Disclosure Controls; Sarbanes-Oxley.

(a)    The Partnership has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that the information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to management of the Partnership GP, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made. From the date of the filing of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to the date of this Agreement, the Board has not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(b)    The Partnership, and to the Partnership Parties’ Knowledge, the directors and officers of the Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, and any applicable requirements of a national securities exchange, in each case, that are effective and applicable to the Partnership.

(c)    The representations and warranties contained in this Section 4.7 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.8    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Shareholders, and at the time of the Partnership Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, at the time such amendment or supplement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Partnership Parties make no representation or warranty with respect to information supplied by or on behalf of the Buyer Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.9    Absence of Undisclosed Liabilities. None of the Partnership Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for (x) in the consolidated financial statements included in the SEC Reports or (y) in the “contractual obligations” subsection of the “management’s discussion and analysis of financial condition and results of operations” section of the SEC Reports, in each case, other than (a) liabilities that have arisen in the ordinary course of business consistent with past practice, including liens for current Taxes and assessments not in default, since December 31, 2018, (b) liabilities incidental to the existence and status of the Partnership Entities as entities under the Laws of their respective jurisdictions of incorporation, organization or formation, such as annual fees owed to such jurisdictions and fees owed to a registered agent in such jurisdictions, or (c) other liabilities of the Partnership Entities that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.10    Brokers and Other Advisors. Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of any Partnership Entity. Schedule 4.10 of the Partnership Disclosure Schedule describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable.

Section 4.11    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, there has not been or occurred any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    From December 31, 2018 through the date of this Agreement, (i) the business of each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice (except as contemplated by this Agreement) and (ii) there has not been any material physical damage, destruction or other casualty loss (whether or not covered by insurance) to any of the Partnership Entities respective properties or assets that are material to the business of the Partnership Entities, as applicable, taken as a whole, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Without limiting the foregoing, from December 31, 2018 through the date of this Agreement, (A) neither the Partnership nor TE has declared or paid, or has agreed or committed to declare or pay, any distribution payable in cash, stock or property, other than (x) the declaration and payment of regular quarterly distributions to holders of Class A Shares in accordance with the Partnership Organizational Documents and as approved by the Board, in its capacity as the general partner of the Partnership and (y) cash distributions in respect of TE Units in accordance with the Organizational Documents of TE and (B) Section 4.11(b) of the Partnership Disclosure Schedule sets forth the outstanding borrowings under each of the TEP Credit Agreement and the Rockies Express Credit Agreement as of 5:00 p.m. Houston, Texas time on December 13, 2019.

(c)    The representations and warranties contained in this Section 4.11 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.12    Compliance with Law; Permits.

(a)    The operations of each Partnership Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities, nor any of their respective Affiliates has received written notice of any violation of any applicable Law related to any of the Partnership Entities, except any such violation as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, none of the Partnership Entities is under investigation by any Governmental Authority for potential, material non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    Each of the Partnership Entities is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate its assets and properties and to lawfully carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. None of the Partnership Entities is in conflict with, or in default or violation of, any of such Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)    The representations and warranties contained in this Section 4.12 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.13    Tax Matters.

(a)    Each of the Partnership Entities has:

(i)    timely filed (or has obtained extensions with respect to) all income Tax Returns and other material Tax Returns required to be filed through the date hereof, which Tax Returns are complete and correct in all material respects;

(ii)    timely paid in full all material Taxes owed by such entity which have become due, other than those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; and

(iii)    timely withheld, collected or deposited all material Taxes required to have been withheld, collected or deposited by such entity, as the case may be, and to the extent required, timely paid such amounts to the relevant Tax Authority.

(b)    There is no material action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of any of the Partnership Entities either claimed or raised by any Tax Authority in writing.

(c)    Each of the Partnership Entities classified as a partnership for U.S. federal income Tax purposes has made an election pursuant to Section 754 of the Code, and such election is currently in effect.

(d)    None of the Partnership Entities have executed any agreements or waivers that are outstanding extending the applicable statutory periods of limitation for any material Taxes associated with the Partnership Entities.

(e)    Except for any agreements between or among the Partnership Entities, no Partnership Entity is a party to any Tax-sharing agreement or Tax indemnity agreement, excluding for the avoidance of doubt any agreement in which Taxes are not the primary subject of the agreement, nor does any Partnership Entity have any material continuing obligations under such agreements. No power of attorney related to Taxes which will be in effect after the Closing has been granted by any Partnership Entity. None of the Partnership Entities has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, and the Partnership Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations Section 1.1502-6, as a transferee or successor or by Contract.

(f)    No Partnership Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)    The Partnership has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)    TE and each Subsidiary of TE is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income Tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulations Section 301.7701-3. Neither TE nor any Subsidiary of TE that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes. Section 4.13(h) of the Partnership Disclosure Schedule sets forth the U.S. federal income tax classification of each Partnership Entity.

(i)    The Partnership is, and has properly elected to be, classified as an association taxable as a corporation in accordance with Treasury Regulations Section 301.7701-3.

(j)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.13 contains the sole and exclusive representations and warranties with respect to Tax matters.

Section 4.14    Employees and Benefit Matters.

(a)    None of the employees of any Partnership Entity is employed pursuant to the terms of any collective bargaining agreement or other Contract with a labor union. None of the Partnership Entities has agreed to recognize any labor union or other collective bargaining representative with respect to any employees of any Partnership Entity. No union or other collective bargaining representative, to the Partnership Parties’ Knowledge, is attempting or within the past three years has attempted to organize or been certified as the collective bargaining representative of any employees of the Partnership Entities. No labor disturbance by the employees of the Partnership Entities exists or, to the Partnership Parties’ Knowledge, is threatened or imminent.

(b)    All employees of any Partnership Entity are employed by Tallgrass Management, LLC.

(c)    Section 4.14(c) of the of the Partnership Disclosure Schedule contains a list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity-based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and other employee benefit or compensation plan, program, policy, agreement or arrangement in which any Continuing Employee participates, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by a Partnership Entity or any ERISA Affiliate or with respect to which Partnership Entity has or could have any Liability or obligation (each, a “Partnership Benefit Plan”).

(d)    Each Partnership Benefit Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Partnership Benefit Plans as of the date this representation is made have been timely made or, if not yet due, have been properly accrued in accordance with GAAP, except where a failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(e)    With respect to each Partnership Benefit Plan, the Partnership Parties have made available to Buyer or its Affiliates complete copies of (i) each Partnership Benefit Plan, including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) the current summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the IRS, (iv) the most recent actuarial report or other financial statement, (v) the most recent determination or opinion letter, if any, issued by the IRS, (vi) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) and (vii) all non-routine filings made with any Governmental Authorities, in each case, as of the date hereof.

(f)    Each Partnership Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) is maintained pursuant to a prototype document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype document, or has received a favorable determination from the IRS as to its qualification, (ii) to the Partnership Parties’ Knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification and (iii) has not been terminated or partially terminated within the meaning of Section 411(d)(3) of the Code. No event has occurred and no condition exists that would subject the Partnership Entities, either directly or by reason of affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code, and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Partnership Benefit Plan, except where such event or nonexempt prohibited transaction would not, individually or in the aggregate, reasonably be expected to result in material liability for any Partnership Entity.

(g)    No Partnership Benefit Plan provides, and no Partnership Entity has incurred any current or projected liability in respect of, post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees or any other Person, except as required under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each Partnership Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or Liability to any Partnership Entity.

(h)    No Partnership Entity nor any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within the previous six years contributed to or had an obligation to contribute to, and no Partnership Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(i)    With respect to any Partnership Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Partnership Parties’ Knowledge, threatened, (ii) to the Partnership Parties’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authorities are pending, or, to the Partnership Parties’ Knowledge, threatened (including any routine requests for information from the Pension Benefit Guaranty Corporation).

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any employee or other service provider to vested rights, payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness, in each case, under or in connection with any Partnership Benefit Plan.

(k)    No amount or benefit that could be received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of any Partnership Entity who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. No Partnership Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 of the Code.

(l)    Each Partnership Benefit Plan that could be a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder that could be nonqualified deferred compensation subject to Section 409A of the Code, has been operated, documented and maintained in material compliance with Section 409A of the Code. No service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

(m)    No Partnership Benefit Plan provides compensation or benefits to any employee or service provider who resides or performs services primarily outside of the United States.

(n)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.14 contains the sole and exclusive representations and warranties with respect to employees and the Partnership Benefit Plans.

Section 4.15    Insurance. The insurance policies covering the Partnership Entities and their respective businesses and properties are with reputable insurance carriers and in character and amount customary for Persons engaged in similar business in similar industries and subject to the same or substantially similar perils or hazards, provide reasonably adequate coverage in all material respects for all customary, material risks incident to the businesses of the Partnership Entities and are in all material respects in force in accordance with their terms. None of the Partnership Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance.

Section 4.16    Reserved.

Section 4.17    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a)    Each of the Partnership Entities is, and, for the past five years has been, in compliance with any and all applicable Environmental Laws and, to the Partnership Parties’ Knowledge, no capital expenditures are required to maintain compliance with such Environmental Laws.

(b)    Each of the Partnership Entities has received all Permits required of it under applicable Environmental Laws to conduct its respective business, and all such Permits are in full force and effect or have been timely applied for renewal. To the Partnership Parties’ Knowledge, no such Permits are subject to challenge by a third party or adverse modification by a Governmental Authority.

(c)    There are no Proceedings or Orders pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities pursuant to any Environmental Law or related to any Release of Hazardous Material.

(d)    To the Partnership Parties’ Knowledge, none of the Partnership Entities has any liability in connection with any Release of any Hazardous Material at any location under any applicable Environmental Law.

(e)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.17 contains the sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.18    Material Contracts.

(a)    As of the date of this Agreement, the Material Contracts made available to Buyer or its Affiliates include all Material Contracts to which a Partnership Entity is a party or otherwise bound.

(b)    Each of the Material Contracts to which any Partnership Entity is a party (i)constitutes the legal, valid and binding obligation of each such Partnership Entity party thereto, and, to the Partnership Parties’ Knowledge, constitutes the legal, valid and binding obligation of the other parties thereto, and (ii) is in full force and effect, except insofar as such enforceability may be limited by the Enforceability Exceptions, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. A true and complete copy of each Material Contract and all amendments thereto have been made available to Buyer or its Affiliates.

(c)    No Partnership Entity or, to the Partnership Parties’ Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity or any other party to such Material Contract.

(d)    No Partnership Entity is in default or breach in any material respect under the terms of the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement or the indentures governing the Rockies Express Senior Notes and, to the Partnership Parties’ Knowledge, no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by a Partnership Entity to the TEP Credit Agreement, indentures governing the TEP Notes, the Rockies Express Credit Agreement or the indentures governing the Rockies Express Senior Notes.

Section 4.19    Litigation.

(a)    Since December 31, 2018, there have been no Proceedings pending or, to the Partnership Parties’ Knowledge, threatened against or involving the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect. There is no Order of any Governmental Authority outstanding against any Partnership Entity or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Partnership Parties’ Knowledge, there are (i) no outstanding Orders that adversely affect the ability of any of the Partnership Entities to own, use or operate the assets or businesses of the Partnership Entities as they are currently owned, used, operated and conducted by the Partnership Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)    The representations and warranties contained in this Section 4.19 do not address Tax matters, employee and Partnership Benefit Plan matters or environmental matters, which are addressed only in Section 4.13, Section 4.14 and Section 4.17, respectively.

Section 4.20    Title to Property and Assets. Each of the Partnership Entities has good (and with respect to real property, indefeasible) title to, or valid leasehold or other interests in, as applicable, all real and personal property described in the SEC Reports, as owned, leased or used and occupied by such Partnership Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (b) Permitted Encumbrances, or (c) Encumbrances created under the Organizational Documents of any Partnership Entity or created under or permitted by the TEP Credit Agreement, the indentures governing the TEP Notes, the Rockies Express Credit Agreement or the indentures governing the Rockies Express Senior Notes. At and immediately following the Closing, the assets owned or held for use by the Partnership Entities will constitute all of the material assets and properties used to enable the Partnership Entities to conduct their business in substantially the same manner as conducted by the Partnership Entities as of the date of this Agreement (but taking into account any dispositions permitted after the date hereof by Section 6.2(c)).

Section 4.21    Intellectual Property. Each of the Partnership Entities, with respect to the assets owned by or licensed to the Partnership Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of its respective business in the manner described in the SEC Reports, and, to the Partnership Parties’ Knowledge, has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.22    Listing. The Class A Shares are listed on the New York Stock Exchange.

Section 4.23    Reserved.

Section 4.24    Affiliate Transactions. No relationship, direct or indirect, that would be required to be described in any report filed or furnished by the Partnership (or the Partnership GP if the Partnership GP were a public company) pursuant to Item 404 of Regulation S-K exists between or among any of the Partnership Entities, on the one hand, and any “affiliate,” equityholder, director, manager, officer, customer or supplier of any of the Partnership Entities, on the other hand, that has not been described in the SEC Reports, other than relationships relating to the transactions contemplated by the Sponsor Purchase Agreement.

Section 4.25    FERC Regulatory Status. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) the Partnership Entities are and, since January 1, 2017, have been in compliance with all applicable requirements of the Natural Gas Act, the Natural Gas Policy Act of 1978 and the Interstate Commerce Act and the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission (“FERC”); and (b) there are no Proceedings pending or, to the Partnership Parties’ Knowledge, threatened before FERC, the Department of Transportation, any state public utility commission or any other Governmental Authority for the modification of any tariff rate(s) or other tariff provisions on file with FERC or any other Governmental Authority, or for the determination of compliance by the Partnership Entities with any applicable Law.

Section 4.26    OFAC. None of the Partnership Entities nor, to the Partnership Parties’ Knowledge, any director, officer, agent, employee or Affiliate of any of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.27    PATRIOT Act Compliance. None of the Partnership Entities is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any USA PATRIOT Act offense.

Section 4.28    Anti-Corruption. None of the Partnership Entities, or any of their respective directors, officers, employees, or to the Partnership Parties’ Knowledge, any of its representatives, consultants, or any other Person acting for or on behalf of the foregoing (individually and collectively) has for the past five years, directly or indirectly, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments to any officer, employee, or agent of any Governmental Authority, to any political party, political party official, or candidate for political office, or to any other Persons, where such action would violate the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, any Laws prohibiting commercial bribery, or any other applicable Law prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). The Partnership Entities have implemented and maintain policies and procedures reasonably designed to detect and prevent violations of Applicable Anti-Corruption Laws.

Section 4.29    Investment Company Act. No Partnership Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.30    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, no Partnership Party nor any other Person, including any Affiliate of any Partnership Party, makes or has made any other express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to the Buyer Parties or their Affiliates or Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger. Without limiting the generality of the foregoing, no Partnership Party nor any other Person will have or be subject to, and each Partnership Party disclaims, any Liability or other obligation to a Buyer Party or any other Person resulting from the distribution or communication to a Buyer Party (including its Affiliates and Representatives) of, or a Buyer Party’s (or such Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated (orally or in writing) to a Buyer Party or its Affiliates or Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article IV. The Partnership Parties acknowledge and agree that, except for the representations and warranties contained in Article V, the Partnership Parties have not relied on, and none of the Buyer Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Buyer Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Buyer Parties or any of their respective Affiliates or Representatives.

ARTICLE V

Representations and Warranties of the Buyer Parties

Except as set forth on the corresponding section or subsection of the disclosure letter delivered by the Buyer Parties to the Partnership Parties (the “Buyer Parties Disclosure Schedule”) prior to the execution of this Agreement, the Buyer Parties hereby represent and warrant, jointly and severally, to the Partnership Parties as follows:

Section 5.1    Organization.

(a)    Each Buyer Party (i) is duly incorporated, organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation and (ii) has all requisite legal and entity power and authority to own, lease and operate its assets and properties and to conduct its business as currently owned and conducted, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Each Buyer Party is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.2    Operations and Ownership of Buyer and Buyer Sub. Buyer GP is the sole record and beneficial owner of 100% of the general partner interests in Buyer and owns such interests free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws, (y) the applicable terms and conditions of the Organizational Documents of Buyer and (z) Encumbrances provided for by the Acquiror Credit Agreement. (a) All of the issued and outstanding limited partner interests of Buyer are owned beneficially and of record by the Buyer Limited Partners as of the date hereof and (b) all of the issued and outstanding limited liability company interests of Buyer Sub are owned beneficially and of record by Buyer, in each case, free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws, (y) the applicable terms and conditions of the Organizational Documents of Buyer or Buyer Sub, as applicable, and (z) Encumbrances provided for by the Acquiror Credit Agreement. Each of Buyer and Buyer Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated hereby, each of Buyer and Buyer Sub has not and will not have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any material assets or liabilities other than those incidental to its existence.

Section 5.3    Ownership of Partnership Shares. As of the date of this Agreement, the Sponsors and their respective Affiliates, taken together, are the beneficial owners of 23,652,463 Class A Shares, 100,655,121 Class B Shares and 100,655,121 TE Units, and own such Class A Shares, Class B Shares and TE Units, in each case, free and clear of any Encumbrances, except for (x) restrictions on transfer arising under applicable securities Laws, (y) the applicable terms and conditions of the Organizational Documents of the Partnership or TE, as applicable and (z) Encumbrances provided for by the Acquiror Credit Agreement.

Section 5.4    Validity of Agreement; Authorization. Each Buyer Party has full power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer Party is or will be party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Buyer Party is or will be party and the performance by such Buyer Party of its respective obligations hereunder and thereunder have been duly authorized by such Buyer Party’s governing body and, to the extent required, its equityholder(s), and no other proceedings on the part of such Buyer Party are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents to which such Buyer Party is party have been duly executed and delivered by such Buyer Party (except for any Transaction Documents required to be executed and delivered at the Closing, in which case such Transaction Documents will be executed and delivered by such Buyer Party at the Closing) and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute such Buyer Party’s valid and binding obligation, enforceable against such Buyer Party in accordance with their respective terms, except insofar as such enforceability may be limited by Enforceability Exceptions.

Section 5.5    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Buyer Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of any Buyer Party’s Organizational Documents; (b) violate any applicable Law binding on such Buyer Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any material Contract to which such Buyer Party is a party or by which such Buyer Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of such Buyer Party’s properties or assets; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such Buyer Party except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.6    Consents and Approvals. Except as set forth on Section 5.6 of the Buyer Party Disclosure Schedule, no consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of any Buyer Party) is required for such Buyer Party to execute and deliver this Agreement and the other Transaction Documents to which such Buyer Party is a party or to perform its respective obligations hereunder or thereunder.

Section 5.7    Legal Proceedings. There are no Proceedings pending or, to the Buyer Parties’ Knowledge, threatened against or involving any Buyer Party, that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect. There are no Orders of any Governmental Authority outstanding against any Buyer Party or any of its assets and properties that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.8    Access to Information. Buyer acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition and prospects of the Partnership and its Subsidiaries and that it and its Representatives have received access to such books, records and facilities, equipment, Contracts and other assets of the Partnership and its Subsidiaries that it and its Representatives have requested for such purposes and that it and its Representatives have had the opportunity to meet with management of the Partnership to discuss the foregoing, and that it and its Representatives have not relied on any representation, warranty or other statement by any Person on behalf of the Partnership or any of its Subsidiaries, other than the representations and warranties expressly set forth in Article IV.

Section 5.9    Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Buyer Parties specifically for inclusion or incorporation by reference in (a) the Partnership Proxy Statement will, on the date it is first mailed to the Shareholders, and at the time of the Partnership Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Buyer Party makes any representation or warranty with respect to information supplied by or on behalf of the Partnership Parties for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10    Brokers and Other Advisors. Except for the fees and expenses payable to Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby based on arrangements made by or on behalf of the Buyer Parties or any of their respective Affiliates.

Section 5.11    Solvency; Bankruptcy.

(a)    Assuming (i) the satisfaction of the conditions to the Buyer Parties’ obligations to consummate the Merger, (ii) the accuracy of the representations and warranties set forth in Article IV of this Agreement (disregarding any materiality, Knowledge, Partnership Material Adverse Effect or similar qualification or exception contained therein), and (iii) that the Partnership and its Subsidiaries on a consolidated basis is Solvent immediately prior to the Effective Time, the Partnership and its Subsidiaries, on a consolidated basis, will, immediately after giving effect to the transactions contemplated hereby, be Solvent. For the purposes hereof, “Solvent” means, with respect to any Person, at any particular time, that at such time: (x)the present fair salable value of the assets of such Person exceeds the ”liabilities of such Person, including contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors; (y) such Person does not have unreasonably small amount of capital with which to conduct the businesses in which it is engaged or proposed to be engaged; and (z) in consummating the transactions contemplated by the Transaction Documents, such Person does not intend to delay, hinder or defraud present or future creditors.

(b)    There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Buyer Parties’ Knowledge, threatened against any Buyer Party, and no Buyer Party is insolvent. To the Buyer Parties’ Knowledge, there are no bankruptcy, reorganization or receivership proceedings pending against or being contemplated by any other party to the Equity Commitment Letter.

Section 5.12    Limited Guaranty. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Partnership the duly executed Limited Guaranty. The Limited Guaranty is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantors, enforceable against them in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions. No event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Guarantors under the Limited Guaranty.

Section 5.13    Available Funds. As of the date hereof, the Buyer Parties have delivered to the Partnership Parties true and complete fully executed copies of the Commitment Letters and the Alternative Debt Commitment Letter (in each case, together with all exhibits, schedules and annexes thereto). The aggregate proceeds contemplated by the Financing pursuant to the Debt Commitment Letter (or the aggregate proceeds of the financing contemplated under the Alternative Debt Commitment Letter) will be, if funded in accordance with the terms and conditions thereof (both before and after giving effect to any “flex” provisions contained in the Fee Letter), sufficient, when taken together with the amount of the Equity Financing, funds from the Distribution Account set forth in Section 6.17 and availability for borrowings under the TEP Credit Agreement for purposes of funding a portion of the Merger Consideration, for the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including the payment of the Merger Consideration and any fees and expenses of or payable by the Buyer Parties under this Agreement and the Commitment Letters that are due and payable on the Closing Date (collectively, the “Required Amount”). As of the date hereof, each of the Commitment Letters and the Alternative Debt Commitment Letter has been accepted by the Buyer Parties, is in full force and effect and constitutes the legal, valid and binding obligation of the Buyer Parties and, to the Buyer Parties’ Knowledge, each other party thereto, enforceable against each party thereto in accordance with its terms, except insofar as such enforceability may be limited by the Enforceability Exceptions (it being understood that the Buyer Parties may elect to borrow pursuant to only one of the Debt Commitment Letter or Alternative Debt Commitment Letter). The Buyer Parties have fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement pursuant to the Commitment Letters or otherwise in connection with the Financing. As of the date hereof, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, could constitute or could reasonably be expected to constitute a breach or default on the part of the Buyer Parties or, to the Buyer Parties’ Knowledge, any other party thereto under any of the Commitment Letters or the Alternative Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letters or the Alternative Debt Commitment Letter other than as expressly set forth in the Commitment Letters and in the Alternative Debt Commitment Letter. No party to any Commitment Letter has any right to impose, and the Buyer Parties do not have an obligation to accept, any condition precedent to such funding of the Financing other than as expressly set forth in the applicable Commitment Letter, or any reduction to the aggregate amount available under the Commitment Letters at Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letters at Closing) to an amount that would be insufficient (when taken together with availability for borrowings under the TEP Credit Agreement for purposes of funding a portion of the Merger Consideration) for the Buyer Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents, including payment of the Required Amount. Assuming (a) the accuracy of the Partnership Parties’ representations and warranties in Article IV of this Agreement and (b) the performance by the Partnership Parties of their respective obligations in Article VII of this Agreement, as of the date hereof, the Buyer Parties do not have any reason to believe that any of the conditions to the Financing (including to the Financing contemplated under the Alternative Debt Commitment Letter) will not be satisfied or that the full amount of the Financing (including to the Financing contemplated under the Alternative Debt Commitment Letter) needed to pay the Required Amount will not be available to the Buyer Parties on or prior to the Closing Date. As of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of the Buyer Parties under the terms and conditions of the Commitment Letters or under the Alternative Debt Commitment Letter. None of the Commitment Letters or the Alternative Debt Commitment Letter has been modified or amended as of the date hereof (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter (or the Alternative Debt Commitment Letter, as applicable) shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) and, as of the date hereof, none of the commitments under any of the Commitment Letters or the Alternative Debt Commitment Letter has been withdrawn or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which the Buyer Parties or any of their respective Affiliates is a party relating to the Financing that could adversely affect the availability of the Debt Financing (including the Financing contemplated by the Alternative Debt Commitment Letter) or the Equity Financing (it being understood that the Buyer Parties may elect to borrow pursuant to only one of the Debt Commitment Letter or Alternative Debt Commitment Letter). The Buyer Parties acknowledge and agree that it is not a condition to the Closing or to any of their obligations under this Agreement that the Buyer Parties obtain financing (including the Financing or any alternative financing) for, or related to, any of the transactions contemplated by this Agreement.

Section 5.14    Investment Company Act. No Buyer Party is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15    No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (including any representation deemed to be made under Section 5.13 pursuant to Section 6.4(c)), no Buyer Party nor any other Person, including any Affiliate of any Buyer Party, makes or has made any other express or implied representation or warranty with respect to the Buyer Parties or with respect to any other information provided to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger. Without limiting the generality of the foregoing, except to the extent required otherwise by applicable Law, neither the Buyer Parties nor any other Person will have or be subject to, and each Buyer Party disclaims, any Liability or other obligation to the Partnership Parties or any other Person resulting from the distribution or communication to the Partnership Parties, the Board or the Conflicts Committee (including their respective Representatives) of, or the Partnership’s or the Partnership GP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available, distributed or communicated to the Partnership Parties, the Board, the Conflicts Committee or their respective Representatives in connection with the transactions contemplated by this Agreement or the other Transaction Documents, unless any such information is the subject of an express representation or warranty set forth in this Article V (including any representation deemed to be made under Section 5.13 pursuant to Section 6.4(c)). The Buyer Parties acknowledge and agree that, except for the representations and warranties contained in Article IV, the Buyer Parties have not relied on, and none of the Partnership Parties or any of their respective Affiliates or Representatives has made, any representation, warranty or statement, including as to the accuracy or completeness thereof, either express or implied, whether written or oral, concerning the Partnership Entities or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects, the transactions contemplated by this Agreement and the other Transaction Documents or otherwise with respect to information provided by or on behalf of the Partnership Parties or any of their respective Affiliates or Representatives. Except as otherwise expressly set forth in this Agreement, the Buyer Parties understand and agree that any inventory, equipment, assets, properties and business of the Partnership Entities are furnished “AS IS,” “WHERE IS” and, subject to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1    Preparation of the Partnership Proxy Statement and Schedule 13E-3; Partnership Shareholder Meeting.

(a)    As promptly as practicable following the date of this Agreement, the Partnership Parties and the Buyer Parties shall jointly prepare and file with the SEC the Schedule 13E-3 and any amendments thereto as required by Rule 13E-3 under the Exchange Act, and the Partnership and Buyer shall prepare and the Partnership shall file with the SEC the Partnership Proxy Statement. Each of the Partnership and Buyer shall use its commercially reasonable efforts to cause the definitive Partnership Proxy Statement to be filed with the SEC and to cause the Partnership Proxy Statement to be mailed to the Shareholders as promptly as reasonably practicable after all comments received from the SEC or the staff of the SEC have been cleared. Each of the Parties shall cooperate and consult with each other in connection with the preparation and filing of the Partnership Proxy Statement and the Schedule 13E-3, as applicable, including promptly furnishing to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in the Partnership Proxy Statement or the Schedule 13E-3, as applicable, under applicable Law. If at any time prior to the Effective Time any information relating to a Party or any of their respective Affiliates, directors or officers, is discovered by another Party that should be set forth in an amendment or supplement to, the Partnership Proxy Statement or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Shareholders. The Parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement, the Schedule 13E-3 or for additional information and each Party shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Partnership Parties, with the Buyer Parties’ cooperation, shall use commercially reasonable efforts to respond as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Partnership Proxy Statement as promptly as reasonably practicable and shall respond (with the cooperation of, and after consultation with, each other as provided by this Section 6.1) as promptly as reasonably practicable to and use commercially reasonable efforts to resolve all comments received from the SEC or the staff of the SEC concerning the Schedule 13E-3 as promptly as reasonably practicable. No filing of, or amendment or supplement to, including by incorporation by reference, or correspondence with the SEC with respect to the Partnership Proxy Statement or the Schedule 13E-3 will be made by the Partnership without providing the Buyer Parties a reasonable opportunity to review and comment thereon, which comments the Partnership shall consider in good faith.

(b)    The Partnership shall, with the Buyer Parties’ cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Shareholders (including any postponements, adjournments or recesses thereof, the “Partnership Shareholder Meeting”) for the purpose of obtaining the Partnership Shareholder Approval. The Partnership shall, through the Conflicts Committee (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change), recommend to the Shareholders approval of this Agreement and the Merger (collectively, the “Board Recommendation”) and use reasonable best efforts to obtain from the Shareholders the Partnership Shareholder Approval. Without limiting the generality of the foregoing, the Partnership shall promptly advise Buyer of any material communication received by the Partnership in writing after the date hereof from any Person related to any potential vote by a Significant Shareholder against the Merger. The Partnership Proxy Statement shall include a copy of the Partnership Fairness Opinion and the Board Recommendation. Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by the withdrawal or modification by the Conflicts Committee of the Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Shareholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Shareholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Shareholders prior to the Partnership Shareholder Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 6.1(e) and the time periods contemplated by Section 6.1(e) have not expired; provided, however, that in the case of the circumstances described in clauses (i), (ii), (iii) and (iv), the Partnership shall (x) be required to postpone or adjourn the Partnership Shareholder Meeting to the extent requested by Buyer, for a total period not in excess of 20 Business Days, subject to clause (y), and (y) not be permitted to postpone or adjourn the Partnership Shareholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

(c)    Unless this Agreement is validly terminated in accordance with Article VIII, the Partnership, with the Buyer Parties’ cooperation, shall submit this Agreement to the Shareholders for approval at the Partnership Shareholder Meeting even if the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

(d)    Except as expressly permitted by this Section 6.1, the Partnership Parties shall not, and shall cause their respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Buyer Parties, the Board Recommendation or (ii) fail to include the Board Recommendation in the Partnership Proxy Statement (the taking of any action described in clauses (i) or (ii) being referred to as a “Partnership Adverse Recommendation Change”).

(e)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Shareholder Approval, and subject to compliance in all material respects with this Section 6.1(e), the Conflicts Committee may make a Partnership Adverse Recommendation Change if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the Partnership Agreement, provided, however, that any Partnership Adverse Recommendation Change shall have no effect on the validity of the Special Approval granted by the Conflicts Committee, which shall remain in full force and effect for all purposes under the Partnership Agreement and, further provided, however that the Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

(i)    the Conflicts Committee has provided prior written notice to Buyer specifying in reasonable detail the reasons for such action at least three Business Days in advance of its intention to make a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given if there are fewer than three Business Days prior to the expected date of the Partnership Shareholder Approval, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Buyer in good faith (to the extent Buyer desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the Conflicts Committee’s duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Buyer in determining whether to make a Partnership Adverse Recommendation Change.

Section 6.2    Conduct of Business. Prior to the Closing Date, the Partnership GP shall, and shall cause the other Partnership Entities to, operate in the ordinary course of business consistent with past practices except as prohibited by applicable Law or as otherwise contemplated by this Agreement or any of the other Transaction Documents. Except (1) as provided in this Agreement or any of the other Transaction Documents, (2) as described on Section 6.2 of the Partnership Disclosure Schedule, (3) as required by applicable Law, (4) as consented to in writing by Buyer (such consent shall not be unreasonably withheld, delayed or conditioned) or (5) upon the request of the Buyer Parties pursuant to Section 6.4(c), prior to the Closing Date, the Partnership GP shall not, and shall cause the other Partnership Entities not to, as applicable:

(a)    amend the Organizational Documents of (i) the Partnership GP, the Partnership or TE or (ii) any other Partnership Entity if, in the case of this clause (ii), such amendment is adverse to the Buyer Parties or would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(b)    declare or pay any distribution payable in cash, stock or property other than distributions by Subsidiaries of TEP to TEP or other wholly-owned Subsidiaries of TEP and any distributions in accordance with Section 6.17;

(c)    make or enter into any transaction or series of related transactions for the acquisition or disposition of assets or property or the expansion of, or other capital projects relating to, existing assets or properties that involves a total purchase price or cost exceeding $50,000,000 individually or in the aggregate; provided, however, that nothing in this Section 6.2(c) shall be deemed to constitute a restriction on any expansion projects, capital projects and other authorizations for expenditure, in each case, approved prior to the date hereof, and authorized expenditures relating thereto or contemplated thereby shall not count toward the dollar limitation referenced in this Section 6.2(c);

(d)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any Partnership Entity’s capital stock or other equity interests;

(e)    enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization, in each case, to the extent such transaction would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement;

(f)    issue, deliver, grant, pledge, transfer, dispose of, encumber or sell any equity securities in any Partnership Entity (other than in connection with the Acquiror Credit Agreement); provided, however, that this Section 6.2(f) shall not restrict or limit the ability of any Partnership Entity to make equity grants pursuant to its or its Affiliates’ employee benefit plans as permitted pursuant to Section 6.2(h); provided, further, that nothing in this Section 6.2(f) shall be deemed to restrict the vesting or payment, or the acceleration of the vesting or payment, of any awards consisting of Class A Shares or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service);

(g)    repurchase, redeem or otherwise acquire any securities of any Partnership Entity;

(h)    grant any awards consisting of Class A Shares or other equity securities in any Partnership Entity under the Partnership LTIP, the Partnership GP LTIP or any other equity incentive plan other than (x) in the ordinary course of business consistent with past practice, (y) as retention incentives, or (z) the payment of bonuses in the form of equity-based awards;

(i)    waive, release, assign, settle or compromise any Proceedings to which a Partnership Entity is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(j)    create, assume, incur, modify, guarantee or otherwise become liable for, either directly or indirectly, any indebtedness (or increase the maximum amount that may be borrowed under any TEP Credit Agreement) except for indebtedness that does not exceed $25,000,000 individually or in the aggregate and does not violate the terms of any other then-existing indebtedness of any Partnership Entity; provided, however, that the borrowing of funds under the TEP Credit Agreement to fund (i) the working capital needs of the Partnership Entities set forth on Section 6.2(j) of the Partnership Disclosure Schedule, (ii) any activity, transaction or project that is not otherwise prohibited by this Section 6.2 or (iii) expenditures authorized in the annual budget made available to the Buyer Parties shall not count toward the dollar limitation referenced in this Section 6.2(j); provided, further that the Partnership GP shall not create, assume, incur or modify, either directly or indirectly, any indebtedness; or

(k)    (i) agree, in writing or otherwise, to take any of the foregoing actions, or (ii) take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to materially impair the ability of the Parties to perform their respective obligations or to consummate the transactions under this Agreement or materially impede their respective consummation or performance of the transactions or obligations under this Agreement.

Section 6.3    Regulatory Approvals; Other Efforts Related to the Consummation of the Merger.

(a)    Each Party shall, and shall cause its respective Affiliates to, (i) make or cause to be made any filings to the extent required or requested of such Party or any of its Subsidiaries under any applicable Laws or by any Governmental Authority with competent jurisdiction with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (ii) reasonably cooperate with the other Parties and furnish all information in such Party’s possession that is necessary in connection with any other Party’s filings; (iii) use commercially reasonable efforts to secure the expiration or termination of any applicable waiting period and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable (including, with respect to the Buyer Parties refraining from acquiring or seeking to acquire any entity or assets (other than pursuant to the transactions contemplated by this Agreement) that would present a material risk of delaying or making it more difficult to secure such Required Approvals); (iv) promptly inform the other Parties of (and, at any other Party’s reasonable request, supply to such other Party) any communication (or other correspondence, submission or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of any applicable filings; (v) comply, as promptly as is reasonably practicable and with due regard to maintaining the confidentiality of information that would be commercially harmful if publicly disclosed, with any requests received by such Party or any of its Affiliates under any Laws for additional information, documents, submissions or other materials; (vi) use commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (vii) use commercially reasonable efforts to contest and resist any Proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging this Agreement and the other Transaction Documents as violative of any Law. Notwithstanding anything to the contrary in this Section 6.3, materials and information provided to another Party or its outside counsel may be redacted, or to the extent reasonably necessary withheld entirely, (x) as necessary to comply with contractual arrangements (other than any contractual arrangements specifically entered into in order to avoid disclosure under this Section 6.3) and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(b)    Notwithstanding anything herein to the contrary, in no event shall any of the Buyer Parties, any Sponsor, or any of their respective Affiliates be required to take or agree to take any of the following actions on behalf of themselves, the Partnership Parties or any of their respective Subsidiaries in order to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Governmental Authority with the authority to grant a Required Approval or otherwise clear, authorize or approve the consummation of the Merger, fails to do so by the Outside Date: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations or (v) effectuating any other change or restructuring of the Partnership Parties, the Buyer Parties, the Sponsors or any of their Affiliates (each a “Divestiture Action”). The Partnership Parties shall and shall cause their respective Subsidiaries to agree to take any Divestiture Action requested by Buyer if such actions are only effective after the Effective Time and conditioned upon the consummation of the Merger.

Section 6.4    Financing.

(a)    Prior to the Closing, each Partnership Entity shall use its reasonable best efforts to provide, and shall use reasonable best efforts to cause its Representatives to provide, such assistance with the Debt Financing as is reasonably requested by Buyer Parties, in each case, in connection with the arrangement of, and the satisfaction on a timely basis of all relevant conditions precedent to, the Debt Financing. Such assistance shall include, but not be limited to: (i) reasonable participation in, and assistance with, the preparation of the Marketing Material and rating agency presentations; (ii) reasonable participation by senior management of the Partnership Entities in a reasonable number of rating agency presentations, meetings with prospective lenders, road shows and drafting sessions, in each case upon reasonable prior notice and at times and locations to be mutually agreed in good faith; (iii) delivering the Financing Information to the Buyer Parties (and such other financial and operational information reasonably requested by the Buyer Parties or the Financing Sources, provided that, without limiting the requirement of the Partnership Entities to assist the Buyer Parties with the preparation of pro forma or projected financial information, the Partnership Entities shall not be responsible for the preparation of pro forma or projected financial information, which shall be prepared solely by Buyer Parties and the

Partnership Entities shall have no liability with respect to such information prepared by the Buyer Parties) as promptly as reasonably practicable once available; (iv) delivering customary authorization letters authorizing the distribution of Marketing Material to prospective investors; (v) furnishing the Buyer Parties and the Financing Sources promptly, and, in any event, at least four Business Days prior to the Closing Date, with all documentation and other information in respect of the Partnership Entities that any Debt Financing Source has requested in writing at least nine Business Days prior to the Closing Date that is required by Governmental Authorities under applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and (vi) assisting the Buyer Parties in connection with the preparation by Buyer Parties of the Debt Financing Documents (including executing and delivering the Debt Financing Documents with respect thereto) and the borrowing of loans including by causing the Organizational Documents of the Partnership Entities to be amended in a manner to permit or facilitate the Debt Financing; and (vii) cooperating with any due diligence in connection with an offering of debt securities, to the extent customary and reasonable, and (viii) (x) causing (or, in the event the Debt Financing does not include an offering of debt securities, using commercially reasonable efforts to cause) the independent accountants of the Partnership Entities to provide assistance and cooperation to the Buyer Parties in connection with the Debt Financing, including causing (or, in the event the Debt Financing does not include an offering of debt securities, using commercially reasonable efforts to cause) such independent accountants to (A) deliver customary comfort letters (including customary “negative assurance” statements), (B) provide customary consents to use their audit reports on the audited financial statements provided as part of the Financing Information and (C) cause their participation in accounting due diligence sessions and assistance with any pro forma financial statements as required pursuant the Debt Commitment Letter, (y) issuing any customary representation letters to its independent accountants in connection with any financial statements included in any offering documents in respect of the Debt Financing and (z) cooperating with the Buyer Parties’ legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with the Debt Financing. Information provided by the Partnership Entities in connection with the Debt Financing shall only be provided to sources or potential sources of financing and rating agencies that have agreed to be bound by customary confidentiality provisions reasonably acceptable to the Partnership Entities. The Partnership Entities hereby consent to the use of all of the Partnership Entities’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Partnership Entities, their respective Affiliates or their respective business, or the reputation or goodwill thereof. The Buyer Parties acknowledge and agree that the obtaining of the Debt Financing shall not constitute a condition to the Buyer Parties obligation to close the transactions contemplated by this Agreement. For the avoidance of doubt, the Partnership Entities assistance obligations pursuant to this clause (a) shall apply to any Debt Financing contemplated under the Alternative Debt Commitment Letter or Incremental Facility Amendment in addition to the Debt Commitment Letter and shall include obligations to assist the Buyer Parties in connection with the granting of a security interest (and perfection thereof) in the equity interests of the Partnership Entities that are to be pledged as “collateral” thereunder, including (x) requesting that the transfer agent with respect to the applicable Partnership Entity make any applicable notations in the equity register of the applicable Partnership Entity reflecting the pledge of its equity interests that constitute “collateral” in favor of the Debt Financing Sources or an agent or trustee on their behalf if required or, if certificated, delivering duly executed stock certificates to, or at the direction of, the Buyer Parties with respect to the applicable Partnership Entity on the Closing Date.

(b)    In connection with the cooperation contemplated in Section 6.4(a) and notwithstanding anything to the contrary therein, (i) no Partnership Entity or any of its Affiliates or any of their respective equityholders or governing bodies shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing Documents or execute or deliver any certificate, document, instrument or agreement in connection therewith or the Financing that is effective prior to the Closing Date (except for (a) the authorization letters set forth in Section 6.4(a)(iv) and (b) customary representation, authorization and comfort letters, purchase, underwriting or private placement agreements and other Debt Financing Documents in respect of an offering or private placement of senior unsecured notes or other debt securities); (ii) no obligation of any Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives under any certificate, document, instrument or agreement, entered into pursuant to the foregoing shall, without such Person’s prior express written consent, be effective until Closing (except for (a) the authorization letters set forth in Section 6.4(a)(iv) and (b) customary representation, authorization and comfort letters, purchase, underwriting or private placement agreements and other Debt Financing Documents in respect of an offering or private placement of senior unsecured notes or other debt securities); (iii) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to pay any commitment or other similar fee, or incur any other cost or expense or Liability (except for any cost or expense that is subject to the expense reimbursement provision expressly set forth in Section 6.4(e)), in connection with the Debt Financing; (iv) no such cooperation shall be required to the extent that any such action, in the good faith determination of any Partnership Entity, would unreasonably interfere with the ongoing business or operations of any Partnership Entity or any of its Affiliates; (v) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any information if it is not reasonably available to it or prepared in the ordinary course of its business; (vi) no Partnership Entity or any of its Affiliates or any of their respective partners, members or Representatives shall be required to deliver any certificate, document, instrument or agreement if any representation and warranty or certification set forth therein would be inaccurate in any material respect or would reasonably be expected to result in personal liability; and (vii) no such cooperation shall be required to the extent it would reasonably be expected to conflict with or violate any Law, or result in the contravention of, or result in a violation or breach of, or default under, any Contract of any Partnership Entity or this Agreement. For the avoidance of doubt, the limitations set forth in this clause (b) shall apply to any Debt Financing contemplated under the Alternative Debt Commitment Letter or Incremental Facility Amendment in addition to the Debt Commitment Letter.

(c)    The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things, necessary, proper or advisable to arrange, consummate and obtain the Financing (to the extent contemplated by the Commitment Letters to be funded on the Closing Date) on the Closing Date on terms and conditions no less favorable to the Buyer Parties than the terms and conditions described in the Commitment Letters. Such actions shall include, but not be limited to, using reasonable best efforts to: (i) maintain in effect the Commitment Letters, provided that the Buyer Parties may replace, amend or terminate the Debt Commitment Papers (including adding new lenders, lead arrangers, bookrunners, syndication agents or similar entities to the Debt Commitment Papers pursuant to the terms thereto) in accordance with this Section 6.4(c) and Section 6.4(d); (ii) ensure the participation by senior management of Buyer Parties in, and assistance by senior management of the Buyer Parties with, the preparation of rating agency presentations and meetings and meetings with prospective lenders; (iii) cause the Equity Financing to be consummated upon satisfaction of the conditions set forth in the Equity Commitment Letter; (iv) satisfy on a timely basis all Financing Conditions (unless such conditions are waived) that are within Buyer Parties’ or their respective Affiliates’ control; (v) negotiate, execute and deliver Debt Financing Documents on terms no less favorable to the Buyer Parties than the terms contained in the Debt Commitment Papers (including any “market flex” provisions of the Fee Letter) and (vi) diligently and in good faith enforce its rights under the Commitment Letters. In the event that all conditions contained in the Commitment Letters have been satisfied (or upon funding will be satisfied) and all closing conditions contained in Article VII of this Agreement have been satisfied (other than those conditions which by their terms are only capable of being satisfied at the Closing) or waived, to the extent permitted by applicable Law, by the Party entitled to the benefit thereof, each Buyer Party shall use its reasonable best efforts (including by taking enforcement action) to cause the Financing to be funded on the Closing Date. Buyer Parties shall not, without the prior written consent of the Partnership Parties (not to be unreasonably withheld, conditioned or delayed), permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, or enter into any other agreements, side letters or arrangements relating to, (x) the Equity Commitment Letter or (y) the Debt Commitment Papers, if such amendment, supplement, modification, waiver, replacement or other agreements, side letters or arrangements (provided that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not be deemed to constitute a modification or amendment of the Debt Commitment Papers) to the Debt Commitment Papers would (A) reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur, (B) reduce the aggregate amount of the Financing from that contemplated in the Commitment Letters to an amount that, when taken together with the availability for borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration is less than the Required Amount, (C) materially and adversely affect the ability of the Buyer Parties to enforce their rights against any of the other parties to the Commitment Letters as so amended, supplemented, modified, waived or replaced, relative to the ability of the Buyer Parties to enforce their rights against any of such other parties to the Commitment Letters as in effect on the date hereof or (D) add new or additional conditions, or otherwise expand upon the conditions precedent to the Financing as set forth in the Commitment Letters, or modify the terms of the Financing, in a manner that would reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement (the “Prohibited Conditions”); provided that, notwithstanding the foregoing (1) the Buyer Parties may (but shall be under no obligation to) terminate the Debt Commitment Letter if (x) the Buyer Parties elect to replace the Debt Commitment Letter with the Alternative Debt Commitment Letter (provided that at the time of such replacement, the Alternative Debt Commitment Papers shall not have been amended, supplemented or modified in a manner that would be prohibited by this Section 6.4(c) as if the provisions herein referred to the Alternative Debt Commitment Papers), or (y)(I) the Incremental Facility Amendment has been obtained in replacement thereof, in an amount such that, when taken together with the amount of the Equity Financing and the availability for borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration, is equal to at least the Required Amount, (II) the incurrence of loans under the Incremental Facility Amendment shall otherwise be on terms (including structure, covenants and pricing) not materially less favorable to the Buyer Parties than the terms and conditions set forth in the Debt Commitment Letter (including any “market flex” provisions contained in the Fee Letter), (III) the Buyer Parties provide the Incremental Facility Amendment to the Partnership Parties, (IV) the incurrence of loans under the Incremental Facility Amendment shall not be subject to any conditions that could reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing materially less likely to occur or that could reasonably be expected to materially prevent, impede or delay the timely funding of the Required Amount on the Closing Date or the consummation of the transactions contemplated by this Agreement and (V) delivery of the Incremental Facility Amendment shall be deemed a representation by the Buyer Parties under Section 5.13 that as of the date of delivery of the Incremental Facility Amendment (i) the Buyer Parties do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing needed to pay the Required Amount (taking into account the availability of borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration) will not be available to the Buyer Parties on or prior to the Closing Date and (ii) no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a failure to satisfy a condition precedent on the part of the Buyer Parties under the terms and conditions of such Debt Commitment Papers and (2) the Buyer Parties may reduce the amount of the Equity Financing, so long as (x) when taken together with the amount of the Debt Financing (including pursuant to any Incremental Facility Amendment as permitted hereinabove), the aggregate amount of financing, when taken together with the availability for borrowings under the TEP Credit Agreement to fund a portion of the Merger Consideration, is equal to at least the Required Amount, (y) such reduction does not make satisfaction of the conditions precedent to funding of the Financing less likely to occur and (z) the Buyer Parties do not have any reason to believe that the full amount of the Financing needed to pay the Required Amount will not be available to the Buyer Parties on or prior to the Closing Date. Upon any such amendment, supplement, modification, waiver or replacement of the Debt Commitment Papers (including pursuant to the Alternative Debt Commitment Letter or an Incremental Facility Amendment) in accordance with this Section 6.4(c) or Section 6.4(d) below, the Buyer Parties shall promptly deliver to the Partnership Entities a true and complete copy thereof, and the terms “Debt Commitment Letter,” “Debt Commitment Papers” and “Debt Financing” shall refer to the Debt Commitment Papers as so amended, supplemented, modified, waived or replaced (including under the Alternative Debt Commitment Letter or an Incremental Facility Amendment, as applicable) and the Debt Financing contemplated thereby. Upon any termination and replacement of the Debt Commitment Letter in accordance with this Section 6.4(c), all obligations of the Buyer Parties and the Partnership Entities under this Agreement with respect thereto shall terminate. The Buyer Parties shall keep the Partnership Entities informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange and obtain any Financing upon written request by the Partnership Entities therefor.

(d)    The Buyer Parties shall give the Partnership Entities prompt written notice of (i) any material breach, default, termination or written repudiation by any party to the Commitment Letters of which any Buyer Party or any of its Affiliates becomes aware; (ii) the receipt by the Buyer Parties of any written notice or other written communication from any Financing Source with respect to any actual or potential breach, default, termination or written repudiation by such party to the Commitment Letters, or of any provisions thereto; and (iii) the occurrence of any event or development that the Buyer Parties expect to have an adverse impact on the ability of the Buyer Parties to obtain the timely funding of the Required Amount on the Closing Date or to consummate the transactions contemplated by this Agreement. As soon as reasonably practicable, but in any event within three Business Days of the date the Partnership Entities deliver to the Buyer Parties a written request, the Buyer Parties shall provide any information reasonably requested by the Partnership Entities relating to any circumstance referred to in the immediately preceding sentence. Without limiting Buyer Parties’ obligations hereunder, if any portion of the Debt Financing becomes unavailable or Buyer Parties (other than pursuant to a termination and replacement of the Debt Commitment Letter permitted under Section 6.4(c)) become aware of any event or circumstance that makes any portion of the Debt Financing unavailable, in each case, on the terms and conditions contemplated in the Debt Commitment Papers, each Buyer Party shall (A) notify the Partnership Entities of the occurrence thereof and the reasons therefor on a reasonably prompt basis; (B) use its reasonable best efforts to obtain, as promptly as practicable after the occurrence of such event, alternative financing from the same or alternative financing sources (1) in an amount at least equal to the amount of the Debt Financing or such unavailable portion thereof (in each case, after giving effect to any increase, if any, in the amount of the equity financing to be provided pursuant to the Equity Commitment Letter) and (2) which alternate financing shall not be subject to any conditions precedent that would constitute Prohibited Conditions and shall otherwise be on terms (including structure, covenants and pricing) (x) not materially less favorable to the Buyer Parties than the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter) and (y) not materially less favorable to the parties to the Equity Commitment Letter (including after taking into account impact of any structure, covenants and pricing on such parties’ expected post-Closing restructuring transactions) than the terms and conditions set forth in the Commitment Letters (including any “market flex” provisions contained in the Fee Letter) (it being understood that the parties to the Equity Commitment Letter have not, by Buyer’s entry into the Alternative Debt Commitment Letter, determined that any alternative financing thereunder would satisfy the provisions of this clause (2); (C) keep the Partnership Entities reasonably informed on a current basis of the status of their efforts to consummate such alternative financing; and (D) provide the Partnership Entities with true and complete fully executed copies of the documentation with respect to any new financing. Neither the Buyer Parties nor any of their respective Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters except as provided herein. Notwithstanding the foregoing, in no event shall the Buyer Parties be under any obligation to disclose any information that may not be disclosed in accordance with the requirements of applicable Law.

(e)    The Buyer Parties shall, upon request by any Partnership Entity, its current and future Affiliates, and each of their respective current and future direct and indirect equityholders, members, partners and Representatives (collectively, the “Partnership Indemnified Parties”), or any Partnership Entity, reimburse such Partnership Indemnified Parties or Partnership Entities, as applicable, for all reasonable and documented out-of-pocket costs and expenses incurred by such Partnership Indemnified Parties or Partnership Entities, as applicable, including reasonable attorney’s fees and accountants’ fees, in connection with cooperation required under or with respect to requests made under this Section 6.4 (including this Section 6.4(e)); provided that no such reimbursement shall be required to be made until the earlier of (x) the Closing Date or (y) 10 Business Days following the termination of this Agreement in accordance with Article VIII. This Section 6.4(e) shall survive the consummation of the transactions contemplated by this

Agreement and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, each of the third party beneficiaries hereto. The Buyer Parties shall indemnify and hold harmless the Partnership Indemnified Parties and the Partnership Entities from and against any and all Losses suffered or incurred by them in connection with the arrangement and completion of any Financing, capital markets transactions or related transactions in connection with financing the transactions contemplated by this Agreement and the other Transaction Documents, and the performance of their respective obligations under this Section 6.4 (including any action taken in accordance with this Section 6.4(e)) and any information utilized in connection therewith; provided, however, that the foregoing obligations to any Partnership Indemnified Party shall not apply to any information provided by the Partnership Entities or their Affiliates or other Representatives or to any Losses incurred (i) as a result of the willful misconduct or gross negligence of any such Partnership Indemnified Party or (ii) arising out of any material misstatement or omission of information provided hereunder by any such Partnership Indemnified Party.

Section 6.5    Public Announcements. Except in connection with a Partnership Adverse Recommendation Change, the Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and none of the Buyer Parties and their Affiliates, on the one hand, nor the Partnership Parties and their Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Buyer Parties, on the one hand, or the Partnership Parties, on the other hand, and provided such Parties with, if legally permitted and practically possible, a reasonable time period to review and comment thereon and give due consideration to any reasonable comments thereto; provided that “a reasonable time period” shall in all cases require a Party to inform the other Party with sufficient time to allow such other Party to timely announce publicly or file any reports with the SEC as required under the Exchange Act or the Securities Act or any applicable requirements of a national securities exchange; provided, further, that in connection with a Partnership Adverse Recommendation Change, any public announcement, statement or other disclosure shall be provided to the Buyer Parties a reasonable period of time prior to issuance, but the Buyer Parties and their Affiliates shall not have any right hereunder to comment thereon prior to issuance, and the Conflicts Committee shall have no obligation to consider any such comments. Notwithstanding the foregoing, any Party may make, without consulting or notifying any other Party, public announcements, statements or other disclosures with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby that are not materially inconsistent with, and do not contain any material information not disclosed in, previous public announcements, statements or other disclosures made by a Party in compliance with this Section 6.5.

Section 6.6    Access to Information; Confidentiality.

(a)    From the date hereof until the Closing Date, the Partnership Parties shall provide the Buyer Parties and their Affiliates and Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Partnership Entities; provided that such access does not unreasonably interfere with the normal operations of any of the Partnership Entities. Nothing set forth in this Agreement shall require any Partnership Entity to, (x) allow the Buyer Parties and their Affiliates or Representatives to, and the Buyer Parties and their Affiliates and Representatives shall not, conduct any sampling, boring drilling or other invasive investigation activities with respect to soil, groundwater or other media, including any Phase II Environmental Site Assessments, (y) provide the Buyer Parties and their Affiliates or Representatives with any information regarding the Partnership Entities’ businesses, assets, financial performance or condition or operations not involving the Partnership Entities, or (z) provide access to or disclose information where such access or disclosure would jeopardize any attorney-client privilege otherwise applicable with respect to such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date hereof by the Partnership Entity providing such information. The Buyer Parties shall, at their sole cost and expense and without any cost and expense to the Partnership Entities, restore the properties and assets of the Partnership Entities to at least the same condition they were in prior to the commencement of any access provided to the Buyer Parties and their Affiliates and Representatives, including repair of any damage done or resulting from such access.

(b)    Each Party agrees that it shall, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to, (x) not use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement (including the obtaining of any financing therefor) and the other Transaction Documents and (y) hold all information and documents obtained pursuant to this Section 6.6 in confidence; provided, however, the foregoing restrictions shall not apply to any information obtained pursuant to this Section 6.6 to which such Party was, prior to the execution of this Agreement, entitled to receive pursuant to applicable Law, any contract or agreement other than this Agreement or, in the case of Affiliates of the Buyer Parties, generally have access to in their capacity as direct or indirect owners of the Partnership GP. No investigation by any Party of the business and affairs of another Party shall affect, or be deemed to modify or waive, any representation, warranty, covenant or other agreement in this Agreement, or the conditions to any Party’s obligation to consummate the transactions contemplated hereby.

Section 6.7    Indemnification and Insurance.

(a)    From and after the Closing, the Buyer Parties and the Surviving Entity jointly and severally agree (i) to indemnify and hold harmless each Covered Person (as defined below) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, relating to or arising out of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, in which any such Covered Person may be involved, as a party or otherwise, by reason of its status as a Covered Person and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership, and (ii) to advance to such Covered Person expenses (including legal fees and expenses) incurred by such Covered Person in connection therewith, in the case of each of clauses (i) and (ii), to the same extent provided in, and in accordance with, the Organizational Documents of the Partnership Entities as of the execution date of this Agreement.

(b)    The Buyer Parties agree that all rights to indemnification, exculpation and advancement of expenses, elimination of liability and exculpation from liabilities existing in favor of (x) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Closing Date becomes, an officer, director or manager of any Partnership Entity or (y) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Closing Date serves, at the request of any Partnership Entity as an officer, director, member, general partner, fiduciary or trustee of another Person (other than Persons solely providing, on a fee-for-services basis, trustee, fiduciary or custodial services) (each, a “Covered Person”), as provided in the respective Organizational Documents of such Partnership Entities in effect as of the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Partnership Disclosure Schedule, shall survive the Closing and shall continue in full force and effect for a period of not less than six years following the Closing Date, and the Buyer Parties shall cause each Partnership Entity to honor and maintain in effect all such rights to indemnification, exculpation and advancement of expenses, elimination of Liability and exculpation from liabilities during such period. For a period of not less than six years, the Buyer Parties shall not, and shall not cause or permit any Partnership Entity to, amend, restate, waive or terminate any Organizational Document of the Partnership Entities in any manner that would adversely affect the indemnification or exculpation rights of any such Covered Person.

(c)    The Buyer Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth anniversary of the Closing Date, with respect to each Covered Person, including, for the avoidance of doubt, any such director, manager or officer that resigned or was removed effective as of the Closing pursuant to this Agreement, the Buyer Parties shall cause such applicable Partnership Entity (i) to continue in effect the current fiduciary liability insurance policy or policies that such Partnership Entity has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy or policies, (A) to provide fiduciary liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (B) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such six year period), in each case, providing coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing that is no less advantageous to each such Covered Person (including policy limits, exclusions and scope) as in existence as of the date of this Agreement covering such acts, events, occurrences or omissions under the fiduciary liability insurance or similar policy maintained by the Partnership Entities as of the date of this Agreement; provided that Buyer Parties and the Partnership Entities shall not be required to pay premiums for such insurance policy in excess of 300% of the current premium for such coverage, but shall purchase as much of such coverage as possible for such applicable amount.

(d)    In the event that any Buyer Party or any Partnership Entity (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.7.

(e)    The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby for a period of six years; provided, however, that in the event that any claim or claims for indemnification or advancement of expenses set forth in this

Section 6.7 are asserted or made within such six-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until the disposition of such claims. The provisions of this Section 6.7 (i) are expressly intended to benefit each Covered Person, (ii) shall be enforceable by any Covered Person and its heirs and representatives against the Partnership Entities and the Buyer Parties, and (iii) shall be in addition to any other rights such Covered Person or its heirs and representatives have under the Organizational Documents of any Partnership Entity or applicable Law.

(f)    This Section 6.7 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Covered Person as provided herein except with the prior written consent of such Covered Person.

Section 6.8    Fees and Expenses. Except as otherwise provided in Section 6.4(e) and Section 8.2, all fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall be the obligation of the respective Party incurring such fees and expenses.

Section 6.9    Section 16 Matters. Prior to the Effective Time, the Partnership Parties shall, with the Buyer Parties’ cooperation, take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares (including derivative securities with respect to Shares) or acquisitions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10    Termination of Trading and Deregistration. The Partnership will cooperate with Buyer and use commercially reasonable best efforts to take, or cause to be taken, all actions and all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable (a) the delisting of the Class A Shares from the NYSE and the termination of trading of the Class A Shares on the Closing Date and (b) the deregistration of the Class A Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11    Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, neither the Partnership GP nor any Buyer Party shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any member of the Board that is a member of the Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the Board, including the affirmative vote of each of the other members of the Conflicts Committee. For the avoidance of doubt, this Section 6.11 shall not apply to the filling, in accordance with the provisions of the Partnership GP LLC Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.12    Tax Matters. For U.S. federal income and applicable state and local Tax purposes, the Parties agree that (a) the Debt Financing, if consummated, shall be treated as a borrowing made directly by the Partnership, (b) Buyer shall be disregarded as a transitory entity, (c) the Buyer Limited Partners as of immediately prior to the Effective Time shall be treated as purchasing Class A Shares, and (d) the holders of Class A Shares (other than Sponsor Shares) shall be treated as receiving the Merger Consideration in exchange for or with respect to their Class A Shares. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.13    Takeover Statutes. The Partnership Parties and Buyer shall each use reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to any of the transactions contemplated hereby and (b) if any Takeover Statute becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise minimize the effect of such Takeover Statute or Law on the transaction.

Section 6.14    Reserved.

Section 6.15    Notification of Certain Matters. Each of the Partnership Parties and Buyer Parties shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected to, individually or taken together with all other facts, events and circumstances known to it, result in any Partnership Material Adverse Effect or prevent, materially delay or impair the ability of such Party to consummate the Merger or comply with its respective obligations under this Agreement or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (b) any change in the Partnership’s financial condition or business that results in, or could reasonably be expected to result in, a Partnership Material Adverse Effect, (c) any Proceedings, to the extent such Proceedings relate to this Agreement or the Merger or result in a Partnership Material Adverse Effect or (d) any notice or other communication received from any Governmental Authority or other Person related to this Agreement or the transactions contemplated hereby alleging that the consent of such Person is or may be required in connection with this Agreement or the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to cause any of the conditions to the Closing set forth in Article VII not to be satisfied or to cause the satisfaction thereof to be materially delayed.

Section 6.16    Transaction Litigation. The Partnership shall give Buyer prompt notice and the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership Parties or their respective directors relating to the Merger and the other transactions contemplated hereby, and no such settlement shall be agreed to without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.17    Distributions.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination hereof, (i) the Board shall not declare and the Partnership shall not pay any cash distributions in respect of the Class A Shares and (ii) the Partnership shall not, in its capacity as the Managing Member of TE, declare and the Partnership shall not permit TE to pay any cash distributions in respect of TE Units, in the case of each of (i) and (ii), without the prior written consent of Buyer.

(b)    From and after the date of this Agreement until the earlier of the Closing (and, if applicable, the payment of any distributions required by Section 6.17(c)) and the termination hereof (and, if applicable, the payment of any distributions required by Section 6.17(d)), the Partnership shall cause TEP GP to, in accordance with the TEP Partnership Agreement, declare and pay distributions of all Available Cash (as such term is defined in the TEP Partnership Agreement) on a quarterly basis (any such amounts actually paid, the “TEP Interim Distributions”). The Partnership shall cause any TEP Interim Distributions to be further distributed, as necessary, to TE, and cause TE to deposit all such TEP Interim Distributions into a segregated bank account that solely holds TEP Interim Distributions, together with any interest earned thereon (the “Distribution Account”). The Partnership shall cause all TEP Interim Distributions and any interest earned thereon to be held in the Distribution Account and not used for any other purpose unless and until such amounts are distributed in accordance with Section 6.17(c) or Section 6.17(d), as applicable. Prior to the distribution of any TEP Interim Distributions in accordance with Section 6.17(c) or Section 6.17(d), the Partnership shall cause TE to not take any action that would result in any Encumbrance being placed on the TEP Interim Distributions or any other amounts in the Distribution Account, other than Permitted Encumbrances.

(c)    In the event Closing occurs, the Board and the Partnership shall take all necessary actions such that (i) TE shall distribute all amounts held in the Distribution Account to the holders of TE Units in accordance with the provisions of the TE LLC Agreement and (ii) after receipt of any distributions from TE pursuant to clause (i), the Partnership shall distribute the portion of any amounts received pursuant to clause (i) attributable to the Sponsor Shares that are Class A Shares to the holders of the Sponsor Shares, all in accordance with the Partnership Agreement.

(d)    In the event this Agreement is terminated in accordance with Section 8.1, the Board and the Partnership shall take all necessary actions such that, as promptly as practicable following such termination, (i) TE distributes all amounts held in the Distribution Account to the holders of TE Units in accordance with the provisions of the TE LLC Agreement that the Board determines would have otherwise been distributed to holders of TE Units if not for the restrictions on distributions set forth in this Agreement and (ii) the Board declares and the Partnership distributes all amounts received pursuant to clause (i) to the holders of Class A Shares of the Partnership as of a record date determined by the Board, all in accordance with the Partnership Agreement.

Section 6.18    Standstill. From the date hereof until the Closing or the termination of this Agreement, each Buyer Party agrees that it shall not, directly or indirectly, without the prior consent of the Conflicts Committee:

(a)    acquire, agree to acquire or make any proposal or offer to acquire (except as contemplated by this Agreement and the other Transaction Documents or in connection with any management rollover or similar transactions), any additional securities or property of or interests in any Partnership Entity;

(b)    enter into, or make any proposal or offer to any third party with respect to (except as contemplated by this Agreement and the other Transaction Documents), any merger, consolidation, business combination, reorganization or similar transaction involving the Partnership or any of its Subsidiaries, to the extent any such transaction would occur prior to Closing;

(c)    amend or propose to amend (x) the Partnership Agreement or other Organizational Documents of the Partnership or (y) the Organizational Documents of any other Partnership Entity, in each case to the extent such amendments would occur prior to Closing;

(d)    make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) or vote or consent, or enter into or seek to enter into any agreement, arrangement or understanding with, or seek to advise or influence, another Person with respect to the voting of, or granting of a consent with respect to, any securities of or interests in any Partnership Entity, other than, in each case, in connection with the transactions contemplated by this Agreement and the other Transaction Documents or to the extent any such action would not reasonably be expected to materially impede, hinder or delay the transactions contemplated by this Agreement;

(e)    cause the Partnership GP or the Partnership or any other Partnership Entity to issue any additional securities or interests (other than the issuance of securities issued on account of awards (x) outstanding under any Partnership Benefit Plan existing as of the date of this Agreement or (y) granted under any Partnership Benefit Plan after the date of this Agreement in accordance with the terms hereof);

(f)    disclose any intention, plan or arrangement inconsistent with the foregoing; or

(g)    propose, agree to, promote, solicit or publicly announce its willingness to undertake or support any of the foregoing, or advise, assist or encourage any other Person in connection with any of the foregoing.

Section 6.19    Further Assurances; Commercially Reasonable Efforts. From and after the execution date of this Agreement, upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable (but in any event before a termination of this Agreement) and (b) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, or seek to have lifted or rescinded any Restraint or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

ARTICLE VII

Conditions Precedent

Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Partnership Shareholder Approval. The affirmative vote or consent in favor of the approval of this Agreement and the Merger by the holders of the majority of the issued and outstanding Class A Shares and Class B Shares, voting together as a single class (the “Partnership Shareholder Approval”).

(b)    No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c)    Regulatory Approvals. Any Required Approvals shall have been obtained and shall be in full force and effect.

Section 7.2    Conditions to Obligations of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Partnership Parties contained in Sections 4.1, 4.2, 4.4 and 4.18(d) shall be true and correct in all material respects, (ii) the representations and warranties of the Partnership Parties contained in Section 4.3 shall be true and correct except for any de minimis inaccuracies, and (iii) the other representations and warranties of the Partnership Parties contained in Article IV of this Agreement shall be true and correct, in each of clauses (i), (ii) and (iii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b)    Performance of Obligations of the Partnership Parties. Each Partnership Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    No Partnership Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, fact, development, circumstance, condition or occurrence with respect to the Partnership Entities that has had or would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(d)    Certificate. Buyer shall have received a certificate of an authorized executive officer of the Partnership GP, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

Section 7.3    Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of the Buyer Parties contained in Sections 5.1, 5.3, 5.4, 5.6, 5.11(a), 5.12 and 5.13 (including any representation deemed to be made under Section 5.13 pursuant to Section 6.4(c)) shall be true and correct in all material respects, and (ii) the other representations and warranties of the Buyer Parties contained in Article V of this Agreement are true and correct, in each of clauses (i) and (ii), as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)    Performance of Obligations of the Buyer Parties. Each Buyer Party shall have performed or complied with in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Certificate. The Partnership shall have received a certificate of an authorized executive officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been fulfilled.

ARTICLE VIII

Termination

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)    by the mutual written consent of the Partnership and Buyer;

(b)    by either of the Partnership (acting in accordance with the last sentence of Section 9.2) or Buyer:

(i)    if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Partnership or Buyer, as applicable, if such Restraint was primarily due to the failure of, in the case of the Partnership, either Partnership Party, and in the case of Buyer, any Buyer Party, to perform in all material respects any of its obligations under this Agreement;

(ii)    if the Closing shall not have been consummated on or before July 16, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to the Partnership or Buyer, as applicable, if the failure of the Closing to occur by the Outside Date was primarily due to the failure of, in the case of the Partnership, either Partnership Party, and in the case of Buyer, any Buyer Party, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing; or

(iii)    if the Partnership Shareholder Meeting shall have concluded and the Partnership Shareholder Approval shall not have been obtained.

(c)    by Buyer:

(i)    if a Partnership Adverse Recommendation Change shall have occurred, unless the Partnership Shareholder Approval shall have occurred; or

(ii)    if either Partnership Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership Parties set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership Parties within the earlier of (x) 30 days following receipt of written notice from Buyer of such breach or failure or (y) the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Buyer Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)    by the Partnership (acting in accordance with the last sentence of Section 9.2) if any Buyer Party shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or the Support Agreement (or if any such representations or warranties of the Buyer Parties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by the Buyer Parties within the earlier of (x) 30 days following receipt of written notice from the Partnership of such breach or failure or (y) the Outside Date; provided, however, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if either Partnership Party is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(e)    by the Partnership, if (i) at least two Business Days have elapsed since the Marketing Period ended and all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than such conditions that by their nature are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, provided such conditions are capable of being satisfied if the Closing Date were the date of delivery of the Closing Failure Notice but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.2, (ii) the Partnership GP has confirmed by irrevocable written notice delivered to Buyer that (x) all conditions set forth in Section 7.3 have been and remain satisfied (other than such conditions as, by their nature, are only capable of being satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that the Partnership has irrevocably waived any unsatisfied conditions in Section 7.3 and (y) each Partnership Party stands ready, willing and able to consummate the transactions contemplated hereby (including the Closing) on the date of such notice and at all times during the five Business Day period immediately thereafter (such notice, a “Closing Failure Notice”) and (iii) Buyer fails to consummate the transactions contemplated hereby (including the Closing) within such five Business Day period after the date of the delivery of a Closing Failure Notice.

Section 8.2    Effect of Termination; Termination Fees.

(a)    In the event that this Agreement is terminated as provided in Section 8.1, then this Agreement shall forthwith become null and void and of no further force and effect (except for the provisions of Article I, Section 6.7(a), Section 6.7(b), Section 6.8, Section 6.17 this Section 8.2, Section 9.6, Section 9.7, Section 9.8, Section 9.9, and Section 9.11), and each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and the Parties shall have no further Liability hereunder (except pursuant to Section 6.7(a), Section 6.7(b), Section 6.17, this Section 8.2 and Section 9.8); provided, subject to Section 8.2(e), that nothing in this Section 8.2 shall relieve any Party of any Liability for fraud or a willful breach of this Agreement.

(b)    In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), then, the Partnership shall promptly, but in no event later than 10 Business Days after the date of such termination, cause TE to pay to Buyer or its designee an amount in cash equal to $70,000,000 (the “Partnership Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing.

(c)    In the event that this Agreement is terminated by the Partnership pursuant to Section 8.1(d) or Section 8.1(e), or is terminated by the Partnership or Buyer pursuant to Section 8.1(b)(ii) at a time when the Partnership could have terminated the Agreement pursuant to Section 8.1(d) or Section 8.1(e), then, in any such case, Buyer or its designee shall promptly, but in no event later than 10 Business Days after the date of such termination, pay or cause to be paid to the Partnership or its designee an amount in cash equal to $105,000,000 (the “Buyer Termination Fee”) by wire transfer of immediately available funds to one or more accounts designated by the Partnership in writing.

(d)    It is agreed that the agreements contained in this Section 8.2 are an integral part of this Agreement and without these agreements, the Parties would not have entered into this Agreement. The Partnership Termination Fee and the Buyer Termination Fee are intended to be liquidated damages (and not a penalty). Accordingly, if the Partnership or Buyer fails to pay or cause to be paid the Partnership Termination Fee or the Buyer Termination Fee, respectively, pursuant to this Section 8.2 on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Partnership or Buyer, as applicable, commences a Proceeding that results in a final, nonappealable judgment against Buyer or the Partnership for any payment of the Partnership Termination Fee or the Buyer Termination Fee pursuant to this Section 8.2, Buyer or the Partnership, as applicable shall pay, or cause to be paid, to the other Party, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Partnership or Buyer, as applicable, or their respective designee, and the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Partnership or Buyer, as applicable, in connection with such Proceeding.

(e)    The Parties agree that the monetary remedies set forth in this Section 8.2 (when and if available under the express terms hereof) and the specific performance remedies set forth in Section 9.8 shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise, whether by or through piercing of the corporate or partnership veil, by or through a claim by or on behalf of any Person) of the Buyer Parties and the Partnership Parties and any of their respective former, current and future Affiliates, each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, for any Losses or Liabilities suffered or incurred by any such Person with respect to this Agreement and the transactions contemplated hereby as a result of the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any or no reason or, in the event of a failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated for any reason or for no reason, for any breach by any Party of this Agreement. Without limiting the rights of the Buyer Parties under the Debt Commitment Papers, upon the payment of the Buyer Termination Fee following a failure of the Closing to occur or the transactions contemplated hereby, no Buyer Party, Buyer Non-Recourse Party or Financing Source shall have any Liability or obligation in connection with, relating to or arising out of this Agreement or the transactions contemplated hereby. Under no circumstance shall any Person be permitted or entitled both to obtain specific performance pursuant to Section 9.8 and to receive all or any portion of the Partnership Termination Fee or the Buyer Termination Fee.

ARTICLE IX

Miscellaneous

Section 9.1    No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.7, Section 6.8, Section 6.16 and Section 6.17 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2    Amendment or Supplement; Action by the Partnership Parties.

(a)    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Shareholder Approval, by written agreement of the Parties hereto, such written agreement to be authorized on behalf of the Buyer Parties by Buyer GP and on behalf of the Partnership Parties by the Conflicts Committee; provided, however, that following receipt of the Partnership Shareholder Approval, there shall be no amendment or change to the provisions of this Agreement which by applicable Law or stock exchange rule would require further approval by the Shareholders, as applicable, without such approval; provided, further, no amendment, supplement or other modification shall be effected with respect to the provisions of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent an amendment, supplement or other modification of such provision would modify the substance of Section 8.2(a), Section 8.2(e), this Section 9.2, Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Papers to the extent in effect at such time.

(b)    Whenever a determination, decision, action, approval, consent, waiver or agreement of a Partnership Party is required or may be given pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.8)) or any other Transaction Document, such determination, decision, action, approval, consent, waiver or agreement must be authorized by the Conflicts Committee and, unless otherwise required by the Partnership Agreement or applicable Law, such action shall not require approval of the holders of Class A Shares.

Section 9.3    Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto, (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that neither Partnership Party shall take or authorize any such action without the prior approval of the Conflicts Committee; provided, further, no waiver or extension shall be granted with respect to the provisions of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources” (or any provision of this Agreement to the extent a waiver or extension of such provision would modify the substance of Section 8.2(a), Section 8.2(e), Section 9.2, this Section 9.3, Section 9.6, Section 9.7, Section 9.8, Section 9.11 or Section 9.12 or the definition of “Debt Financing Sources”) in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Papers to the extent in effect at such time. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 9.4    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties, except that each of Buyer and Buyer Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Subsidiary or Affiliate of Buyer, but no such assignment shall relieve any Buyer Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5    Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Support Agreement and any certificates delivered by any Party pursuant to this Agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 6.7 and Section 9.12 and (ii) the right of the holders of Class A Shares to receive the Merger Consideration after the Closing (a claim by the holders of Class A Shares with respect to which may not be made unless and until the Closing shall have occurred) to receive amounts to which they are entitled to receive pursuant to Section 3.1(e). Notwithstanding anything to the contrary in this Agreement, Section 8.2(a), Section 8.2(e), Section 9.2, Section 9.3, this Section 9.6, Section 9.7, Section 9.8, Section 9.11 and Section 9.12 and the definition of “Debt Financing Sources” shall expressly inure to the benefit of the Debt Financing Sources and the Debt Financing Sources shall be entitled to rely on and enforce the provisions of such Sections and definition. Any inaccuracies in the representations and warranties set forth in this Agreement are subject to waiver by the Parties hereto in accordance with Section 9.3 without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State, regardless of the Law that might otherwise govern under applicable principles of conflicts of Law thereof; provided, however, that, if applicable, the Laws specified in Section 9.7(c) or in Section 9.11 shall govern and control. Except as specified in Section 9.7(b), each of the Parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto consents to service of process being made upon it through the notice procedures set forth in Section 9.9, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts (or, if applicable, the courts specified in Section 9.7(b)). Each of the Parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such Party’s consent to jurisdiction and service contained in this Section 9.7(a) is solely for the purposes referred to in this Section 9.7(a) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(b)    Notwithstanding anything herein to the contrary, each Related Party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Alternative Debt Commitment Letter or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.9 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)    Notwithstanding anything herein to the contrary, the Related Parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to conflict of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(d)    EACH RELATED PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE.

Section 9.8    Specific Performance; Buyer Party Liability Cap.

(a)    The Parties each agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder in order to consummate the Merger) in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.8 (including with respect to the Partnership Parties, the conditions in Section 9.8(b)) in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept personal jurisdiction, any federal court sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that the Partnership Parties shall be entitled to specific performance of the Buyer Parties’ obligations to cause the Equity Financing to be funded and to consummate the Closing if, and only if, each of the following conditions has been satisfied: (i) the Marketing Period has ended (or has been terminated early by the Buyer Parties) and all of the closing conditions set forth in Section 7.1 and Section 7.2 were and continue to be satisfied (other than conditions that by their nature may only be satisfied at the Closing, but subject to their being reasonably expected to be satisfied at Closing) at the time when the Closing would be required to occur, (ii) the Debt Financing has been funded in accordance with the terms of the Debt Financing Documents or will be funded in accordance with the terms of the Debt Financing Documents at the Closing on the terms thereof if the Equity Financing is funded at the Closing and (iii) the Partnership has irrevocably confirmed in a written notice delivered to Buyer that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Partnership Parties will take all actions required of them to cause the Closing to occur and (iv) Buyer fails to complete the Closing within three Business Days following the delivery of the confirmations pursuant to clause (iii).

(c)    For the avoidance of doubt, while the Partnership or Buyer may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.8 and the payment of the Buyer Termination Fee or Partnership Termination Fee, respectively, under no circumstances shall Buyer or the Partnership be obligated to both specifically perform the terms of this Agreement and pay or cause to be paid all or any portion of the Buyer Termination Fee or Partnership Termination Fee, respectively.

(d)    Notwithstanding anything to the contrary in this Agreement, the maximum Liability of the Buyer Parties and the Financing Sources for Liabilities or Losses incurred by the Partnership Parties and any of their respective former, current and future Affiliates (which, for the purposes of this Section 9.8(d), shall be deemed to include the Partnership Entities), each of their former, current and future partners, members, equityholders and Representatives, and each of their respective heirs, executors, administrators, successors and assigns, in each case, relating to the failure of the Closing to occur or the transactions contemplated by this Agreement to be consummated, breach of this Agreement by any Buyer Party, the Equity Commitment Letter, the Limited Guaranty and the transactions contemplated by this Agreement shall be limited to an amount equal to the Buyer Termination Fee, and in no event shall the Partnership Parties or any of their Affiliates seek any amount in excess of the Buyer Termination Fee in connection with this Agreement, the Equity Commitment Letter, the Limited Guaranty and the transactions contemplated by this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise.

Section 9.9    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission during normal business hours, or mailed by a nationally recognized overnight courier requiring acknowledgement of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Buyer Parties, to:

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Attention: John G. Finley

Email: john.finley@blackstone.com

with copies (which shall not constitute notice) to each of:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider; Alan Beck; Lande Spottswood

E-mail: kfullenweider@velaw.com; abeck@velaw.com; lspottswood@velaw.com and to:

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, NY 10017

Attention: Alex Greenbaum; Yoni Gontownik

E-mail: alexgreenbaum@gic.com.sg; yonigontownik@gic.com.sg

and to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Asi Kirmayer

E-mail: akirmayer@sidley.com

and to:

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Email: bgarciaalarcon@enagas.es

and to:

Latham & Watkins LLP

811 Main Street,

Suite 3700

Houston, Texas 77002

Attention: Jeff Munoz; Bill Finnegan; Javier Marti-Fluxa

Emails: jeff.munoz@lw.com; bill.finnegan@lw.com; javier.marti-

fluxa@lw.com

If to the Partnership or the Partnership GP, to:

Tallgrass Energy, LP 4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attn: Conflicts Committee Chair

Facsimile No.: (913) 928-6011

with copies (which shall not constitute notice) to each of:

Bracewell LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: Troy L. Harder; Gary W. Orloff

E-mail: troy.harder@bracewell.com; gary.orloff@bracewell.com and to:

Tallgrass Energy, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attn: Christopher R. Jones

E-mail: chris.jones@tallgrassenergylp.com

Section 9.10    Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the Parties (a) intend and agree that Sections 8.2, 9.8(b) and 9.12 be construed as integral provisions of this Agreement and (b) agree that in no event shall the provisions of Sections 8.2, 9.8(b) and 9.12 that limit the damages that may be recovered or the remedies that may be exercised by the Partnership Parties be deemed severable from the remainder of this Agreement, and if all or any portion of such provisions are deemed unenforceable, this Agreement shall be void and of no effect.

Section 9.11    Exculpation of Financing Sources. Notwithstanding anything to the contrary contained herein, no Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers) shall have any rights or claims against any Debt Financing Source, nor shall any Debt Financing Source have any liability whatsoever to any Related Party (other than, in the case of the Buyer Parties party to the Debt Commitment Papers, pursuant to the Debt Commitment Papers), in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, including in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source; provided that, (i) following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any Debt Financing Document related thereto and (ii) in no event shall the foregoing be construed to limit any rights of the parties to the Acquiror Credit Agreement under the Acquiror Credit Agreement. In addition, in no event will any Debt Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature. Each of the Parties hereto agrees that this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York.

Section 9.12    Non-Recourse.

(a)    Each of the following is herein referred to as a “Buyer Non-Recourse Party”: each of the Equity Investors, each of the Affiliates of each Buyer Party and of each Equity Investor, each of their respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns (“Affiliates” for purposes of the definition of “Buyer Non-Recourse Party” to include the portfolio companies of investment funds advised or managed by an Equity Investor or any of their respective Affiliates), provided, however, that the term Buyer Non-Recourse Party expressly excludes the Buyer Parties and any Person that is assigned any interest in any of this Agreement by a Buyer Party to the extent of such assignment. Except for remedies as against the Guarantors and the Equity Investors with respect to their respective obligations and liabilities expressly provided for under the Limited Guaranty and the Equity Commitment Letter, no Buyer Non-Recourse Party shall have any Liability or obligation to the Partnership Parties or their Affiliates of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Partnership Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Partnership Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Partnership Parties have under the express terms of the Limited Guaranty or the Equity Commitment Letter or the rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Buyer Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(a).

(b)    Each of the following is herein referred to as a “Partnership Non-Recourse Party”: each of the Affiliates of each the Partnership Parties, each of the Partnership Parties’ respective present, former and future partners, members, equityholders and Representatives, and each of the Affiliates and present, former and future partners, members, equityholders and

Representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, provided, however, that the term Partnership Non-Recourse Party expressly excludes the Partnership Entities or any Person that is assigned any interest in this Agreement to the extent of such assignment. Except as expressly agreed elsewhere, no Partnership Non-Recourse Party shall have any Liability or obligation to the Buyer Parties or their Affiliates (including for these purposes the Partnership Entities) of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated hereby (including the Debt Financing), and the Buyer Parties hereby waive and release all claims of any such Liability and obligation. Subject to the Buyer Parties’ right to specific performance under Section 9.8, this Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to or arising out of this Agreement, or the negotiation, performance or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party; provided, however, that, for the avoidance of doubt, nothing herein shall limit any rights that the Buyer Parties have under the express terms of the Debt Commitment Letter. Subject to Section 9.6, each Partnership Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 9.12(b).

Section 9.13    Provisions Related to Jasmine Ventures. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Jasmine Ventures, nor any of its Affiliates or Subsidiaries (including for the avoidance of doubt any direct or indirect portfolio companies of entities advised or managed by Jasmine Ventures or its Affiliates) to, and no Buyer Party shall be required to cause Jasmine Ventures nor any of its Affiliates or Subsidiaries (including any portfolio companies referred to in the prior parenthetical) to, and no Buyer Party shall be required to, (a) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by Jasmine Ventures in any Partnership Party through proxy holders or in a voting trust, (b) alter the governance arrangements with respect to any Partnership Party in a manner that materially and adversely limits the contemplated governance rights of Jasmine Ventures or its Affiliates in respect of any Partnership Party, (c) diminish in any material respect the scope of the contemplated information rights of Jasmine Ventures or its Affiliates with respect to any Partnership Party (other than with respect to identified matters of national security), (d) provide any non-public financial information with respect to Jasmine Ventures or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (e) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) Jasmine Ventures’ indirect investment in the Partnership Parties, taken as a whole, or (ii) Jasmine Ventures or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 9.13, the terms “Affiliates” and “Subsidiaries” shall not include the Buyer Parties. Nothing in this Section 9.13 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guaranty and Equity Commitment Letter.

Section 9.14    Provisions Related to Enagas. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Enagas, nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to cause Enagas nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to, (a) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by Enagas in any Partnership Party through proxy holders or in a voting trust, (b) alter the governance arrangements with respect to any Partnership Party in a manner that materially and adversely limits the contemplated governance rights of Enagas or its Affiliates in respect of any Partnership Party, (c) diminish in any material respect the scope of the contemplated information rights of Enagas or its Affiliates with respect to any Partnership Party (other than with respect to identified matters of national security), (d) provide any non-public financial information with respect to Enagas or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (e) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) Enagas’ indirect investment in the Partnership Parties, taken as a whole, or (ii) Enagas or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 9.14, the terms “Affiliates” and “Subsidiaries” shall not include the Buyer Parties. Nothing in this Section 9.14 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guaranty and Equity Commitment Letter.

Section 9.15    Provisions Related to USS. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require USS, nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to cause USS nor any of its Affiliates or Subsidiaries to, and no Buyer Party shall be required to, (a) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by USS in any Partnership Party through proxy holders or in a voting trust, (b) alter the governance arrangements with respect to any Partnership Party in a manner that materially and adversely limits the contemplated governance rights of USS or its Affiliates in respect of any Partnership Party, (c) diminish in any material respect the scope of the contemplated information rights of USS or its Affiliates with respect to any Partnership Party (other than with respect to identified matters of national security), (d) provide any non-public financial information with respect to USS or its Affiliates (other than of the type or to the extent previously provided to a Governmental Authority in previous applications under substantially similar standards of confidentiality) or (e) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, Liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (i) USS’ indirect investment in the Partnership Parties, taken as a whole, or (ii) USS or its Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 9.15, the terms “Affiliates” and “Subsidiaries” shall not include the Buyer Parties. Nothing in this Section 9.15 is intended to modify the obligations of any Guarantor expressly set forth in the Limited Guaranty and Equity Commitment Letter.

Section 9.16    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any section of the Partnership Disclosure Schedule or the Buyer Parties Disclosure Schedule (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgement by the Partnership Parties or the Buyer Parties, as applicable, that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent this Agreement expressly states that such applicable section of the Disclosure Schedule is required to include such information) or is material to or outside the ordinary course of business of the applicable Person to which such disclosure relates. Each disclosure item set forth in the Disclosure Schedules shall relate to the specific Section of this Agreement that corresponds to the number of such Disclosure Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates. The information contained in this Agreement and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract).

Section 9.17    Legal Representation. It is acknowledged that Bracewell LLP has represented the Conflicts Committee prior to Closing in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, as well as prior transactions involving the Partnership. Each Party irrevocably acknowledges and agrees that all communications between the Conflicts Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any claim, dispute, proceeding or obligation arising under or in connection with this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to a Party or its respective Affiliates and Representatives, shall continue after the Closing to be a privileged communication between the Conflicts Committee and its counsel or attorney work-product, and neither a Party, its respective Affiliates and Representatives, nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to the Party or its respective Affiliates or Representatives and not to the Conflicts Committee or its counsel. Any access thereto by a Party or its respective Affiliates or Representatives shall not waive or otherwise affect the rights of the Conflicts Committee with respect to the related privilege.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER

PRAIRIE PRIVATE ACQUIROR LP

By:	/s/ Wallace C. Henderson
Name:	Wallace C. Henderson
Title:	Senior Managing Director

BUYER SUB

PRAIRIE MERGER SUB LLC

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Agreement and Plan of Merger

PARTNERSHIP

TALLGRASS ENERGY, LP

By:	Tallgrass Energy GP, LLC,
its general partner

By:	/s/ William R. Moler
Name:	William R. Moler
Title:	Chief Executive Officer

PARTNERSHIP GP

TALLGRASS ENERGY GP, LLC

By:	/s/ William R. Moler
Name:	William R. Moler
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger